Filed pursuant to Rule 424(b)(2)
Registration No. 333-192681

PROSPECTUS

$1,000,000,000

Aviv REIT, Inc.

COMMON STOCK, PREFERRED STOCK, WARRANTS, RIGHTS AND UNITS

Aviv Healthcare Properties Limited Partnership and

Aviv Healthcare Capital Corporation

DEBT SECURITIES

Guarantees of Debt Securities by Aviv REIT, Inc. and the Subsidiary Guarantors

5,450,576 Shares

Aviv REIT, Inc.

COMMON STOCK

We may offer from time to time, in one or more series:

•	shares of our common stock;

•	shares of our preferred stock;

•	senior and/or subordinated debt securities;

•	guarantees related to the debt securities;

•	warrants to purchase common stock and/or preferred stock;

•	rights to purchase common stock and/or preferred stock; and

•	units consisting of two or more of these classes or series of securities.

The selling stockholders named herein may offer from time to time up to 5,450,576 shares of our common stock issuable in exchange for units of limited partnership (“OP Units”) in Aviv Healthcare Properties Limited Partnership, our operating partnership, tendered for redemption by one or more of such selling stockholders pursuant to their contractual rights.

We, or the selling stockholders, may offer these securities in amounts, at prices and on terms determined at the time of offering. The specific plan of distribution for any securities to be offered will be provided in a prospectus supplement. If we use agents, underwriters or dealers to sell these securities, a prospectus supplement will name them and describe their compensation.

The specific terms of any securities to be offered will be described in a supplement to this prospectus. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and any prospectus supplement, together with additional information described under the heading “Where You Can Find More Information,” before you make an investment decision.

Our common stock is listed on the New York Stock Exchange, or NYSE, under the symbol “AVIV.” On December 5, 2013, the closing sale price of our common stock, as reported on the NYSE, was $24.86 per share.

Investing in our securities involves a high degree of risk. See “Risk Factors” on page 2 and the “Risk Factors” section contained in the applicable prospectus supplement and in the documents we incorporate by reference in this prospectus to read about factors you should consider before investing in our securities.

Neither the Securities and Exchange Commission nor any state or other domestic or foreign securities commission or regulatory authority has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 28, 2014.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the SEC, using a “shelf” registration process. By using a shelf registration statement, we may sell any combination of our common stock, preferred stock, debt securities, warrants, rights and units from time to time and in one or more offerings and our selling stockholders may offer and sell shares of our common stock in one or more offerings. Each time we sell securities, we will provide a supplement to this prospectus that contains specific information about the securities being offered (if other than common stock) and the specific terms of that offering. The supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the prospectus supplement. Before purchasing any securities, you should carefully read both this prospectus and any prospectus supplement, together with the additional information described under the headings “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

You should rely only on the information contained or incorporated by reference in this prospectus and in any prospectus supplement. Neither we nor the selling stockholders have authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus is not an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and any prospectus supplement is accurate as of the date on its respective cover, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates.

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes and incorporates by reference forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements provide our current expectations or forecasts of future events. Forward-looking statements include statements about our expectations, beliefs, intentions, plans, objectives, goals, strategies, future events, performance and underlying assumptions and other statements that are not historical facts. Examples of forward-looking statements include all statements regarding our expected future financial position, results of operations, cash flows, liquidity, financing plans, business strategy, projected growth opportunities and potential acquisitions, plans and objectives of management for future operations, and compliance with and changes in governmental regulations. You can identify forward-looking statements by their use of forward-looking words, such as “may,” “will,” “anticipate,” “expect,” “believe,” “estimate,” “intend,” “plan,” “should,” “seek” or comparable terms, or the negative use of those words, but the absence of these words does not necessarily mean that a statement is not forward-looking.

These forward-looking statements are made based on our current expectations and beliefs concerning future events affecting us and are subject to uncertainties and factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control, that could cause our actual results to differ materially from those matters expressed in or implied by these forward-looking statements.

Important factors that could cause actual results to differ materially from our expectations include those disclosed under “Risk Factors” and elsewhere in this prospectus and in filings made by us with the Securities and Exchange Commission (the “SEC”). These factors include, among others:

•	uncertainties relating to the operations of our operators, including those relating to reimbursement by government and other third-party payors, compliance with regulatory requirements and occupancy levels;

•	our ability to successfully engage in strategic acquisitions and investments;

•	competition in the acquisition and ownership of healthcare properties;

•	our ability to monitor our portfolio;

•	environmental liabilities associated with our properties;

•	our ability to re-lease or sell any of our properties;

•	the availability and cost of capital;

•	changes in interest rates;

•	the amount and yield of any additional investments;

•	changes in tax laws and regulations affecting real estate investment trusts (“REITs”); and

•	our ability to maintain our status as a REIT.

There may be additional risks of which we are presently unaware or that we currently deem immaterial. Forward-looking statements are not guarantees of future performance. Except as required by law, we do not undertake any responsibility to release publicly any revisions to these forward-looking statements to take into account events or circumstances that occur after the date of this prospectus or to update you on the occurrence of any unanticipated events which may cause actual results to differ from those expressed or implied by the forward-looking statements contained in this prospectus.

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SUMMARY

This summary highlights selected information appearing or incorporated in this prospectus and may not contain all of the information that is important to you. This prospectus includes information about our securities as well as information regarding our business and detailed financial data. You should read this prospectus in its entirety, including “Risk Factors” and the financial statements and related notes incorporated by reference herein, before deciding to invest in our securities. Unless the context requires otherwise or except as otherwise noted, as used in this prospectus the words “Aviv REIT,” “we,” “company,” “us” and “our” refer to Aviv REIT, Inc. and its subsidiaries.

Our Company

We are a self-administered real estate investment trust, or REIT, specializing in the ownership and triple-net leasing of post-acute and long-term care skilled nursing facilities, or SNFs. We have been in the business of investing in SNFs for over 30 years, including through our predecessors. Our management team has extensive knowledge of and a track record investing in SNFs and other healthcare real estate. We believe that we own one of the largest and highest-quality portfolios of post-acute and long-term care SNFs in the United States. We generate our cash rental stream by triple-net leasing our properties to third-party operators who have responsibility for the operation of the facilities, including for all operating costs and expenses related to the property, maintenance and repair obligations and other required capital expenditures. As of September 30, 2013, our portfolio consisted of 263 properties in 29 states leased to 36 operators who represent many of the largest and most experienced operators in the industry. We have a geographically diversified portfolio, with no state representing more than 18.3% of our contractual rent as of September 30, 2013. Our properties are leased to a diversified group of operators, with no single operator representing more than 15.7% of our contractual rent as of September 30, 2013.

We operate our business through our operating partnership, Aviv Healthcare Properties Limited Partnership. We are the general partner of our operating partnership and, as of September 30, 2013, we owned 75.7% of the OP Units of our operating partnership.

Corporate Information

Aviv REIT was incorporated as a Maryland corporation on July 30, 2010 and operates in a manner intended to allow it to qualify as a REIT for U.S. federal income tax purposes. Our operating partnership, Aviv Healthcare Properties Limited Partnership, a Delaware limited partnership, was formed on July 30, 2010, and was the successor to a Delaware limited partnership of the same name formed on March 4, 2005 in connection with the roll-up of various affiliated entities.

Our corporate offices are located at 303 West Madison Street, Suite 2400, Chicago, Illinois 60606. Our telephone number is (312) 855-0930. Our internet website is http://www.avivreit.com. The information contained on, or accessible through, our website is not incorporated by reference into this prospectus and should not be considered a part of this prospectus.

RISK FACTORS

An investment in our securities involves significant risks. Before making an investment decision you should consider any risk factors set forth in the applicable prospectus supplement and the documents incorporated by reference in this prospectus, including our Annual Reports on Form 10-K and our Quarterly Reports on Form 10-Q, as well as other information we include or incorporate by reference in this prospectus and in the applicable prospectus supplement. See “Where You Can Find More Information.”

RATIO OF EARNINGS TO FIXED CHARGES

The table below presents our consolidated ratio of earnings to fixed charges for each of the periods indicated. We computed these ratios by dividing earnings by fixed charges. For this purpose, earnings consists of net income before fixed charges. Fixed charges consist of interest expensed and capitalized, amortized premiums, preferred dividends, discounts and capitalized expenses related to indebtedness. The ratios are based solely on historical financial information and no pro forma adjustments have been made.

Year Ended December 31,					Nine Months Ended September 30, 2013
2008	2009	2010	2011	2012
1.63x	2.23x	2.60x	1.29x	1.17x	1.37x

USE OF PROCEEDS

Unless we indicate otherwise in the applicable prospectus supplement, we intend to contribute all of the net proceeds from the sale of securities by Aviv REIT, Inc. to our operating partnership, Aviv Healthcare Properties Limited Partnership, in exchange for additional OP Units of our operating partnership. Unless otherwise indicated in the applicable prospectus supplement, our operating partnership intends to use any net proceeds from the sale of offered securities for general corporate purposes, including the potential acquisition of additional properties. We may invest funds not required immediately for such purposes in short-term investment grade securities.

We will not receive any of the proceeds from the issuance of shares of common stock to the selling stockholders pursuant to the contractual rights of such holders, or the resale of shares of our common stock from time to time by the selling stockholders, but we will acquire additional OP Units in our operating partnership in exchange for any such issuances. Consequently, with each redemption of OP Units, our percentage ownership interest of our operating partnership will increase.

The selling stockholders will pay any underwriting discounts and commissions and expenses they incur for brokerage, accounting, tax or legal services or any other expenses they incur in disposing of the shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus. These may include, without limitation, all registration and filing fees, NYSE listing fees, fees and expenses of our counsel and accountants, and blue sky fees and expenses.

DESCRIPTION OF CAPITAL STOCK

The following is a summary of the material terms of our stock. This summary does not purport to be complete and is subject to and qualified in its entirety by reference to Maryland law and our charter and bylaws as in effect at the time of any offering. Copies of our charter and bylaws are filed as exhibits to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.” References in this section to “we,” “company,” “us” and “our” refer only to Aviv REIT, Inc.

General

Our charter provides that we may issue up to 300,000,000 shares of common stock, $0.01 par value per share, and up to 25,000,000 shares of preferred stock, $0.01 par value per share. Our charter authorizes our board of directors to approve amendments to our charter to increase or decrease the aggregate number of authorized shares of stock or the number of authorized shares of stock of any class or series without common stockholder approval. As of December 2, 2013, 37,602,768 shares of our common stock were issued and outstanding, and no shares of preferred stock were issued and outstanding. Under Maryland law, stockholders generally are not liable for a corporation’s debts or obligations.

Common Stock

Subject to the preferential rights, if any, of holders of any other class or series of our stock and to the provisions of our charter regarding restrictions on ownership and transfer of our stock, holders of shares of our common stock are entitled to receive dividends if, when and as authorized by our board of directors and declared by us out of assets legally available for distribution and to share ratably in the assets of our company legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up, after payment of or adequate provision for all known debts and liabilities of our company.

We intend to declare regular quarterly dividends on our common stock in an amount equal to at least 90% of our REIT taxable income. Since Aviv REIT made the election to be taxed as a REIT effective as of its taxable year ending December 31, 2010, it has declared quarterly dividends in the aggregate amount of $23.2 million and $27.9 million for the years ended December 31, 2011 and 2012, respectively, and $48.9 million for the nine months ended September 30, 2013. We are subject to certain restrictions regarding the payment of cash dividends under the indentures governing our senior debt securities and the credit agreement relating to our revolving credit facility.

Subject to the provisions of our charter regarding restrictions on ownership and transfer of our stock and except as otherwise may be specified in the terms of any class or series of common stock, each outstanding share of our common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors and, except as may be provided with respect to any other class or series of stock, the holders of such shares will possess the exclusive voting power. Holders of shares of our common stock will have no right to cumulative voting in the election of directors and directors will be elected by a plurality of the votes cast in the election of directors. Consequently, at each annual meeting of stockholders, the holders of a majority of the shares of our common stock generally will be able to elect all of the directors then standing for election and the holders of the remaining shares will not be able to elect any directors.

Pursuant to the Investment Agreement (the “Investment Agreement”) between the Company and Lindsay Goldberg LLC (“Lindsay Goldberg”), so long as Lindsay Goldberg hold at least 27.5% of our common stock (assuming all partnership units of our operating partnership are exchanged for shares of our common stock), Lindsay Goldberg will have the right to nominate three directors to our board of directors, subject to stockholder vote. The right to nominate directors decreases as follows (in each case assuming all partnership units of our operating partnership are exchanged for shares of our common stock):

•	if Lindsay Goldberg owns less than 27.5%, but at least 18.0%, then it will be entitled to nominate two directors;

•	if Lindsay Goldberg owns less than 18.0%, but at least 10%, then it will be entitled to nominate one director; and

•	if Lindsay Goldberg owns less than 10%, then it will no longer be able to nominate any directors.

Holders of shares of our common stock have no preference, conversion, exchange, sinking fund, redemption or appraisal rights and have no preemptive rights to subscribe for any securities of our company. Subject to the provisions of our charter regarding restrictions on ownership and transfer of our stock, shares of our common stock will have equal dividend, liquidation and other rights.

Our charter authorizes our board of directors to reclassify any unissued shares of our common stock into other classes or series of stock and to establish the number of shares in each class or series and to set the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption for each such class or series.

Preferred Stock

Our charter authorizes our board of directors to classify any unissued shares of preferred stock and to reclassify any previously classified but unissued shares of any class or series of our stock from time to time into shares of one or more classes or series of stock. Prior to issuance of shares of each class or series, our board of directors is required by the Maryland General Corporation Law (“MGCL”) and our charter to set the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption for each such class or series, including, but not limited to, the following:

•	the title and stated value of the preferred stock;

•	the number of shares constituting each class or series;

•	rights and terms of redemption (including sinking fund provisions);

•	dividend rights and rates;

•	dissolution;

•	terms concerning the distribution of assets;

•	conversion or exchange terms;

•	redemption prices; and

•	liquidation preferences.

All shares of preferred stock offered hereby will, when issued, be fully paid and nonassessable and, unless otherwise stated in a prospectus supplement relating to the series of preferred stock being offered, will not have any preemptive or similar rights. Our board of directors could authorize the issuance of shares of preferred stock that have priority over our common stock with respect to dividends or rights upon liquidation or with terms and conditions which could have the effect of delaying, deferring or preventing a transaction or a change of control of our company that might involve a premium price for holders of our common stock or otherwise be in their best interests.

We will set forth in a prospectus supplement relating to the class or series of preferred stock being offered the specific terms of each series of our preferred stock, including the price at which the preferred stock may be purchased, the number of shares of preferred stock offered, and the terms, if any, on which the preferred stock may be convertible into common stock or exchangeable for other securities.

Power to Increase or Decrease Authorized Stock and Issue Additional Shares of Our Common Stock and Preferred Stock

Our charter authorizes our board of directors to approve amendments to our charter to increase or decrease the aggregate number of authorized shares of stock or the number of authorized shares of stock of any class or series without common stockholder approval. We believe that the power of our board of directors to increase or decrease the number of authorized shares of stock and to classify or reclassify unissued shares of our common stock or preferred stock and thereafter to cause us to issue such classified or reclassified shares of stock provides us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise. The additional classes or series, as well as the additional shares of stock, will be available for issuance without further action by our stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded or the terms of any other class or series of our stock. Although our board of directors does not intend to do so, it could authorize us to issue a class or series that could, depending upon the terms of the particular class or series, delay, defer or prevent a transaction or a change of control of our company that might involve a premium price for our stockholders or otherwise be in their best interests.

Restrictions on Ownership and Transfer

In order for us to qualify as a REIT under the U.S. Internal Revenue Code of 1986, as amended, or the Code, our stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of the outstanding shares of our stock (after taking into account options to acquire shares of stock) may be owned, directly or through certain constructive ownership rules, by five or fewer individuals (as defined in the Code to include certain entities such as private foundations) at any time during the last half of a taxable year (other than the first year for which an election to be a REIT has been made). To qualify as a REIT, we must satisfy other requirements as well. See “Material U.S. Federal Income Tax Considerations—Taxation of Aviv REIT—Requirements for REIT Qualification—General.”

Our charter contains restrictions on the ownership and transfer of our stock that are intended to assist us in complying with these requirements and in continuing to qualify as a REIT. We designed these restrictions solely to protect our status as a REIT and not for the purpose of serving as an anti-takeover defense. The relevant sections of our charter provide that, subject to the exceptions described below, no person or entity may actually or beneficially own, or be deemed to own by virtue of the applicable constructive ownership provisions of the Code, more than 8.6% (in value) of our outstanding common stock or 8.6% (in value) of all classes and series of our outstanding stock. We refer to these restrictions, collectively, as the “ownership limits.” A person or entity that would have acquired actual, beneficial or constructive ownership of our stock but for the application of the ownership limits or any of the other restrictions on ownership and transfer of our stock discussed below is referred to as a “prohibited owner.” In addition, different ownership limits apply to Lindsay Goldberg LLC and its affiliates, or Lindsay Goldberg, to Mr. Bernfield, our Chairman and Chief Executive Officer, together with certain of his affiliates, family members and estates and trusts, and to a trust formed for the benefit of the estate of Zev Karkomi, one of our co-founders, together with certain affiliates, family members and estates and trusts, which we refer to collectively as the Karkomi Estate.

The constructive ownership rules under the Code are complex and may cause stock owned actually or constructively by a group of related individuals and/or entities to be owned constructively by one individual or entity. As a result, the acquisition of less than 8.6% (in value) of our outstanding common stock or 8.6% (in value) of all classes and series of our outstanding stock (or the acquisition by an individual or entity of an interest in an entity that owns, actually or constructively, our stock) could, nevertheless, cause that individual or entity, or another individual or entity, to own constructively in excess of 8.6% (in value) of our outstanding common stock or 8.6% (in value) of all classes and series of our outstanding stock and thereby violate the applicable ownership limit.

Our charter provides that our board of directors, subject to certain limits including the directors’ duties under applicable law, upon receipt of certain representations and agreements, shall exempt, prospectively or retroactively, a person from either or both of the ownership limits and, if necessary, establish a different limit on ownership for such person if, among other conditions:

•	our board of directors obtains such representations and undertakings as it determines, in its sole and absolute discretion, are reasonably necessary to determine that no individual will now or in the future own, beneficially or constructively, shares in excess of either of the ownership limits; and

•	such person does not and represents that it will not own, actually or constructively, more than a 9.9% interest (by vote or number of shares, or by interest in assets or net profits, as applicable) in a tenant of ours (or a subtenant of any such tenant, or a tenant of any entity owned in whole or in part by us).

Our charter further provides that our board of directors, subject to certain limits including the directors’ duties under applicable law, upon receipt of certain representations and agreements, may exempt, prospectively or retroactively, a person from either or both of the ownership limits if, among other conditions:

•	our board of directors obtains such representations and undertakings as it determines, in its sole and absolute discretion, are reasonably necessary to determine that no individual’s beneficial or constructive ownership of such shares of our stock will result in us being “closely held” under Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or to otherwise fail to qualify as a REIT; and

•	such person does not and represents that it will not own, actually or constructively, more than a 9.9% interest (by vote or number of shares, or by interest in assets or net profits, as applicable) in a tenant of ours (or a subtenant of any such tenant, or a tenant of any entity owned in whole or in part by us), unless the revenue derived (and expected to continue to be derived) from such tenant is sufficiently small such that, in the judgment of our board of directors, rent from such tenant would not adversely affect our ability to qualify as a REIT.

As a condition of either of these exemptions, our board of directors may require an opinion of counsel or Internal Revenue Service, or IRS, ruling, in either case in form and substance satisfactory to our board of directors, in its sole and absolute discretion, in order to determine or ensure our status as a REIT and any other agreements, representations and undertakings as our board of directors determines are necessary or advisable to make the determinations above. Notwithstanding the receipt of any such ruling or opinion, our board of directors may impose such conditions or restrictions as it deems appropriate in connection with such an exception.

In connection with granting a waiver or establishing an excepted holder limit or at any other time, our board of directors may increase one or both of the ownership limits for one or more persons and decrease one or both of the ownership limits for all other persons, except that a decreased ownership limit will not be effective for any person whose percentage ownership of our stock exceeds the decreased ownership limit until the person’s percentage ownership of our stock equals or falls below the decreased ownership limit, although any further acquisition of our stock will violate the decreased ownership limit. Our board of directors may not increase or decrease any ownership limit if the new ownership limit would allow five or fewer persons to actually or beneficially own more than 49.9% in value of our outstanding stock or could cause us to be “closely held” under Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise cause us to fail to qualify as a REIT.

Our charter also prohibits:

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any person from actually, beneficially or constructively owning shares of our stock that could result in us being “closely held” under Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise cause us to fail to qualify as a REIT (including, but not limited to, actual, beneficial or constructive ownership of shares of our stock that could result in us owning (actually or constructively) an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income we derive from such tenant would cause us to fail to satisfy any the gross income requirements imposed on REITs under the Code); and

•	any transfer of shares of our stock if such transfer would result in shares of our stock being beneficially owned by fewer than 100 persons (determined without reference to any rules of attribution).

Any person who acquires or attempts or intends to acquire actual, beneficial or constructive ownership of shares of our stock that will or may violate the ownership limits or any of the other restrictions on ownership and transfer of our stock described above must give written notice immediately to us or, in the case of a proposed or attempted transaction, provide us at least 15 days’ prior written notice, and provide us with such other information as we may request in order to determine the effect of such transfer on our status as a REIT.

Pursuant to our charter, if any purported transfer of our stock or any other event would otherwise result in any person violating the ownership limits or such other limit established by our board of directors, or would result in us being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise failing to qualify as a REIT, then the number of shares causing the violation (rounded to the nearest whole share) will be automatically transferred to, and held by, a trust for the exclusive benefit of one or more charitable beneficiaries selected by us. The prohibited owner will have no rights in shares of our stock held by the trustee. The automatic transfer will be effective as of the close of business on the business day prior to the date of the violative transfer or other event that results in the transfer to the trust. Any dividend or other distribution paid to the prohibited owner, prior to our discovery that the shares had been automatically transferred to a trust as described above, must be repaid by such prohibited owner to the trustee upon demand. If the transfer to the trust as described above is not automatically effective, for any reason, to prevent a violation of the applicable restriction on ownership and transfer of our stock, then the transfer of the number of shares that otherwise would cause any person to violate the above restrictions will be void and of no force or effect, and the intended transferee will acquire no rights in the shares. If any transfer of our stock would result in shares of our stock being beneficially owned by fewer than 100 persons (determined without reference to any rules of attribution), then any such purported transfer will be void and of no force or effect and the intended transferee will acquire no rights in the shares.

Except as otherwise provided by the Investment Agreement, pursuant to which Lindsay Goldberg may be entitled to repurchase the shares causing the violation, shares of our stock transferred to the trustee are deemed offered for sale to us, or our designee, at a price per share equal to the lesser of (1) the price per share in the transaction that resulted in the transfer of the shares to the trust (or, in the event of a devise or gift, the last sale price reported on the NYSE on the day of the devise or gift) and (2) the last sale price reported on the NYSE on the date we accept, or our designee accepts, such offer. We may reduce the amount payable by the amount of dividends and other distributions paid to the prohibited owner and owed by the prohibited owner to the trustee and pay the amount of such reduction to the trustee for the benefit of the charitable beneficiary. We have the right to accept such offer until the trustee has sold the shares of our stock held in the trust. Upon a sale to us, the interest of the charitable beneficiary in the shares sold terminates and the trustee must distribute the net proceeds of the sale to the prohibited owner and any dividends or other distributions held by the trustee with respect to such stock will be paid to the charitable beneficiary.

Except as otherwise provided by the Investment Agreement, if we do not buy the shares, the trustee must sell the shares to a person or persons designated by the trustee who could own the shares without violating the ownership limits or other restrictions on ownership and transfer of our stock. The trustee is required to sell such shares pursuant to an orderly liquidation of the shares in a manner determined by the trustee to result in an orderly liquidation of the shares and to maximize the net proceeds from such orderly liquidation. Upon such sale, the trustee must distribute to the prohibited owner an amount equal to the lesser of (1) the price paid by the prohibited owner for the shares (or, if the prohibited owner did not give value in connection with the transfer or other event that resulted in the transfer to the trust (e.g., a gift, devise or other such transaction), the last sale price reported on the NYSE on the day of the transfer or other event that resulted in the transfer of such shares to the trust) and (2) the sales proceeds (net of commissions and other expenses of sale) received by the trustee for the shares. The trustee may reduce the amount payable to the prohibited owner by the amount of dividends and other distributions paid to the prohibited owner and owed by the prohibited owner to the trustee. Any net sales proceeds in excess of the amount payable to the prohibited owner will be immediately paid to the charitable beneficiary, together with any dividends or other distributions thereon. In addition, if prior to discovery by us that shares of our stock have been transferred to the trustee, such shares of stock are sold by a prohibited owner, then such shares shall be deemed to have been sold on behalf of the trust and, to the extent that the prohibited owner received an amount for or in respect of such shares that exceeds the amount that such prohibited owner was entitled to receive, such excess amount shall be paid to the trustee upon demand.

The trustee will be designated by us and will be unaffiliated with us and with any prohibited owner. Prior to the sale of any shares by the trust, the trustee will receive, in trust for the beneficiary, all dividends and other distributions paid by us with respect to such shares, and may exercise all voting rights with respect to such shares for the exclusive benefit of the charitable beneficiary.

Subject to Maryland law, effective as of the date that the shares have been transferred to the trust, the trustee shall have the authority, at the trustee’s sole and absolute discretion:

•	to rescind as void any vote cast by a prohibited owner prior to our discovery that the shares have been transferred to the trust; and

•	to recast the vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiary of the trust.

However, if we have already taken irreversible corporate action, then the trustee may not rescind and recast such vote.

If our board of directors determines that a proposed transfer or other event has taken place that violates the restrictions on ownership and transfer of our stock set forth in our charter, our board of directors may take such action as it deems advisable to refuse to give effect to or to prevent such transfer, including, but not limited to, causing us to redeem shares of stock, refusing to give effect to the transfer on our books or instituting proceedings to enjoin the transfer.

Every owner of 5% or more (or such lower percentage as required by the Code or the regulations promulgated thereunder) of our stock, within 30 days after the end of each taxable year, must give us written notice, stating such person’s name and address, the number of shares of each class and series of our stock that the person beneficially owns and a description of the manner in which the shares are held. Each such owner also must provide us with any additional information that we may request in order to determine the effect, if any, of the person’s beneficial ownership on our status as a REIT and to ensure compliance with the ownership limits. In addition, any person or entity that is a beneficial owner or constructive owner of shares of our stock and any person or entity (including the stockholder of record) who is holding shares of our stock for a beneficial owner or constructive owner must, on request, disclose to us in writing such information as we may request in order to determine the effect, if any, of such stockholder’s actual and constructive ownership of our stock on our status as a REIT and to comply, or determine our compliance with, the requirements of any governmental or taxing authority.

Any certificates representing shares of our stock will bear a legend referring to the restrictions described above.

These restrictions on ownership and transfer will not apply if our board of directors determines that it is no longer in our best interests to attempt to, or to continue to, qualify as a REIT or that compliance is no longer required for REIT qualification.

These restrictions on ownership and transfer could delay, defer or prevent a transaction or a change of control of our company that might involve a premium price for our common stock that our stockholders believe to be in their best interests.

Certain Provisions of Maryland Law and of Our Charter and Bylaws

Our Board of Directors

Our charter and bylaws provide that the number of directors of our company may be increased or decreased by a majority of our entire board of directors and will not be less than the minimum number required under the MGCL, which is one, and, unless our bylaws are amended, not more than fifteen. Our charter provides that, subject to the rights of holders of one or more classes or series of preferred stock, any vacancy may be filled only by a majority of the remaining directors, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy will serve for the full term of the directorship in which such vacancy occurred and until a successor is elected and qualifies. Pursuant to the Investment Agreement, so long as Lindsay Goldberg holds at least 10% of our common stock (assuming all partnership units of our operating partnership are exchanged for shares of our common stock), Lindsay Goldberg will have the right to nominate one to three directors to our board of directors, subject to stockholder vote. See “—Common Stock.”

Each of our directors will be elected by our common stockholders to serve until the next annual meeting of our stockholders and until his or her successor is duly elected and qualifies under the MGCL. Holders of shares of our common stock will have no right to cumulative voting in the election of directors. Directors generally will be elected by a plurality of all the votes cast at a duly called meeting at which a quorum is present.

Removal of Directors

Our charter provides that, subject to the rights of holders of one or more classes of series of preferred stock to elect or remove one or more directors, a director may be removed only for cause (as defined in our charter) and only by the affirmative vote of at least two-thirds of the votes entitled to be cast generally in the election of directors. This provision, when coupled with the exclusive power of our board of directors to fill vacant directorships, may preclude stockholders from removing incumbent directors except for cause and by a substantial affirmative vote and filling the vacancies created by such removal with their own nominees.

Business Combinations

Under the MGCL, certain “business combinations” (including a merger, consolidation, share exchange or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and an interested stockholder (i.e., any person, other than the corporation or any subsidiary, who beneficially owns 10% or more of the voting power of the corporation’s outstanding voting stock or an affiliate or associate of the corporation who, at any time within the two-year period immediately prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding stock of the corporation) or an affiliate of an interested stockholder, are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. Thereafter, any such business combination between the corporation and an interested stockholder generally must be recommended by the board of directors of such corporation and approved by the affirmative vote of at least (1) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation and (2) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom (or with whose affiliate) the business combination is to be effected or held by an affiliate or associate of the interested stockholder, unless, among other conditions, the corporation’s common stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its shares. A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. A Maryland corporation’s board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by it.

Pursuant to the statute, our board of directors has by resolution exempted any business combination between us and any other person or entity from these provisions of the MGCL and, consequently, the five-year prohibition and the supermajority vote requirements will not apply to business combinations between us and any such person or entity. Our bylaws provide that this resolution may only be revoked, altered or amended, and our board of directors may only adopt any resolution inconsistent with such resolution, or any other resolution of our board of directors exempting any business combination from the business combination provisions of the MGCL, with the affirmative vote of a majority of the votes cast on the matter by holders of outstanding shares of our common stock.

Control Share Acquisitions

The MGCL provides that holders of “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights with respect to the control shares except to the extent approved by the affirmative vote of at least two-thirds of the votes entitled to be cast on the matter, excluding votes cast by (1) the person who makes or proposes to make a control share acquisition, (2) an officer of the corporation or (3) an employee of the corporation who is also a director of the corporation. “Control shares” are voting shares of stock which, if aggregated with all other such shares of stock previously acquired by the acquirer or in respect of which the acquirer is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power: (1) one-tenth or more but less than one-third, (2) one-third or more but less than a majority or (3) a majority or more of all voting power. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval or shares acquired directly from the corporation. A “control share acquisition” means the acquisition of issued and outstanding control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel the board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquirer or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquirer in the control share acquisition.

The control share acquisition statute does not apply (1) to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (2) to acquisitions approved or exempted by the charter or bylaws of the corporation.

Our bylaws contain a provision exempting from the control share acquisition statute any acquisition by any person of shares of our stock, and this provision of our bylaws may not be repealed, in whole or in part, without the affirmative vote of a majority of the votes cast on the matter by holders of outstanding shares of our common stock.

Maryland Unsolicited Takeovers Act

Title 3, Subtitle 8 of the MGCL permits Maryland corporations that are subject to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and have at least three independent directors to elect by resolution of the board of directors or by provision in its charter or bylaws to be subject, even if such provisions may be inconsistent with the corporation’s charter and bylaws, to any or all of five provisions:

•	a classified board of directors;

•	a two-thirds vote requirement for removing a director;

•	a requirement that the number of directors be fixed only by vote of the directors;

•	a requirement that a vacancy on the board may be filled only by the remaining directors and for the remainder of the full term of the class of directors in which the vacancy occurred; and

•	a majority requirement for the calling of a special meeting of stockholders.

Pursuant to our charter, we have elected to be subject to the provision of Subtitle 8 that requires that vacancies on our board may be filled only by the remaining directors and for the remainder of the full term of the directorship in which the vacancy occurred. Through provisions in our charter and bylaws unrelated to Subtitle 8, we already (1) require the affirmative vote of the stockholders entitled to be cast generally in the election of directors to remove any director from the board, which removal will be allowed only for cause, (2) vest in the board the exclusive power to fix the number of directorships and (3) require, unless called by our chairman, chief executive officer, president or the board of directors, the request of stockholders entitled to cast not less than a majority of the votes entitled to be cast at such meeting on such matter to call a special meeting of stockholders to consider and vote on any matter that may properly be considered by our stockholders.

Charter Amendments and Extraordinary Transactions

Under the MGCL, a Maryland corporation generally cannot dissolve, amend its charter, merge, convert into another entity, sell all or substantially all of its assets, engage in a statutory share exchange or engage in similar transactions outside the ordinary course of business unless such action is declared advisable by its board of directors and is approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter, unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the corporation’s charter. As permitted by the MGCL, our charter generally provides that any of these actions may be approved by the affirmative vote of stockholders entitled to cast a majority of all of the votes entitled to be cast on the matter, except that our charter’s provisions regarding removal of directors and restrictions on ownership and transfer of our stock, and the vote required to amend these provisions, may be amended only if such amendment is declared advisable by our board of directors and approved by the affirmative vote of stockholders entitled to cast not less than two-thirds of all the votes entitled to be cast on the matter. However, many of our operating assets will be held by our subsidiaries, and these subsidiaries may be able to merge or sell all or substantially all of their assets without the approval of our stockholders.

Bylaw Amendments

Except for the provisions of our bylaws relating to the exemptions from the business combination act and the control share act, and the vote required to amend such provisions (which may be amended only by the affirmative vote of a majority of the votes cast on the matter by holders of outstanding shares of our common stock), our board of directors has the exclusive power to adopt, alter or repeal any provision of our bylaws and to make new bylaws.

Advance Notice of Director Nominations and New Business

Our bylaws provide that, with respect to an annual meeting of stockholders, nominations of individuals for election to our board of directors and the proposal of business to be considered by our stockholders may be made only (1) pursuant to our notice of the meeting, (2) by or at the direction of our board of directors or (3) by a stockholder who was a stockholder of record both at the time of provision of notice and at the time of the meeting, is entitled to vote at the meeting on the election of each individual so nominated or such other business and has complied with the advance notice procedures set forth in our bylaws, including a requirement to provide certain information about the stockholder and its affiliates and the nominee or business proposal, as applicable.

With respect to special meetings of stockholders, only the business specified in our notice of meeting may be brought before the meeting. Nominations of individuals for election to our board of directors may be made at a special meeting of stockholders at which directors are to be elected only (1) by or at the direction of our board of directors or (2) provided that the special meeting has been properly called for the purpose of electing directors, by a stockholder who was a stockholder of record both at the time of provision of notice and at the time of the meeting, is entitled to vote at the meeting on the election of each individual so nominated and has complied with the advance notice provisions set forth in our bylaws, including a requirement to provide certain information about the stockholder and its affiliates and the nominee.

Anti-Takeover Effect of Certain Provisions of Maryland Law and of Our Charter and Bylaws

Our charter and bylaws and Maryland law contain provisions that may delay, defer or prevent a change of control or other transaction that might involve a premium price for our common stock or otherwise be in the best interests of our stockholders, including a provision in our bylaws opting out of the control share acquisition provisions of the MGCL. See “—Business Combinations,” “—Control Share Acquisitions” and “—Maryland Unsolicited Takeovers Act.”

Indemnification and Limitation of Directors’ and Officers’ Liability

Our charter and bylaws provide for indemnification of our officers and directors against liabilities to the fullest extent permitted by the MGCL, as amended from time to time.

The MGCL permits a Maryland corporation to include in its charter a provision eliminating the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (1) actual receipt of an improper benefit or profit in money, property or services or (2) active and deliberate dishonesty that is established by a final judgment and is material to the cause of action. Our charter contains a provision that eliminates such liability to the maximum extent permitted by Maryland law.

The MGCL requires a Maryland corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity. The MGCL permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made, or threatened to be made, a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding; and

•	was committed in bad faith; or

•	was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or on behalf of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, the MGCL permits a Maryland corporation to advance reasonable expenses to a director or officer upon its receipt of:

•	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

•	a written undertaking by the director or officer or on the director’s or officer’s behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director or officer did not meet the standard of conduct.

Our charter authorizes us and our bylaws obligate us, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of such a proceeding to:

•	any present or former director or officer of our company who is made, or threatened to be made, a party to the proceeding by reason of his or her service in that capacity; or

•	any individual who, while a director or officer of our company and at our request, serves or has served as a director, officer, partner, trustee, managing member or manager of another corporation, real estate investment trust, partnership, joint venture, trust, limited liability company, employee benefit plan or other enterprise and who is made, or threatened to be made, a party to the proceeding by reason of his or her service in that capacity.

Our charter and bylaws also permit us to indemnify and advance expenses to any person who served our predecessor in any of the capacities described above and to any employee or agent of our company or our predecessor.

Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act, we have been informed that in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

We have entered into indemnification agreements with each of our directors and executive officers that provide for indemnification of and advancement of expenses to our directors and officers to the maximum extent permitted under Maryland law and procedures for determining entitlement to such indemnification or advances.

REIT Qualification

Our charter provides that our board of directors may revoke or otherwise terminate our REIT election, without approval of our stockholders, if it determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.

Listing

Shares of our common stock are listed on the New York Stock Exchange, or NYSE, under the symbol “AVIV.”

DESCRIPTION OF DEBT SECURITIES AND GUARANTEES

The following description, together with the additional information we include in any applicable prospectus supplement, summarizes the material terms and provisions of the debt securities that the issuers may offer under this prospectus. While the terms we have summarized below will generally apply to any future debt securities the issuers may offer under this prospectus, we will describe the particular terms of any debt securities that the issuers may offer in more detail in the applicable prospectus supplement. The terms of any debt securities the issuers offer under a prospectus supplement may differ from the terms we describe below. References to the “issuers” in this section refer to Aviv Healthcare Properties Limited Partnership and Aviv Healthcare Capital Corporation, majority owned subsidiaries of Aviv REIT, Inc.

The issuers will issue any senior notes under the senior indenture which they will enter into with the trustee named in the senior indenture. The issuers will issue any subordinated notes under the subordinated indenture which they will enter into with the trustee named in the subordinated indenture. We have filed forms of these documents as exhibits to the registration statement of which this prospectus is a part. We use the term “indentures” to refer to both the senior indenture and the subordinated indenture.

The indentures will be qualified under the Trust Indenture Act of 1939. We use the term “trustee” to refer to either the senior trustee or the subordinated trustee, as applicable.

The following summary of material provisions of the senior notes, the subordinated notes and the indentures is subject to, and qualified in its entirety by reference to, all the provisions of the indenture applicable to a particular series of debt securities. We urge you to read the applicable prospectus supplements related to the debt securities that the issuers sell under this prospectus, as well as the complete indentures that contain the terms of the debt securities. Except as we may otherwise indicate, the terms of the senior indenture and the subordinated indenture are identical.

General

The indentures do not limit the aggregate principal amount of debt securities that may be issued thereunder. The debt securities may be issued from time to time in one or more series. We will describe in the applicable prospectus supplement the terms relating to a series of debt securities, including:

•	the title;

•	the principal amount being offered, and, if a series, the total amount authorized and the total amount outstanding;

•	any limit on the amount that may be issued;

•	whether or not the series of debt securities will be issued in global form and, if so, the terms and who the depositary will be;

•	the maturity date(s);

•	the principal amount due at maturity, and whether the debt securities will be issued with any original issue discount;

•	whether and under what circumstances, if any, the issuers will pay additional amounts on any debt securities held by a person who is not a U.S. person for tax purposes, and whether the issuers can redeem the debt securities if the issuers have to pay such additional amounts;

•	the interest rate(s), which may be fixed or variable, or the method for determining the rate, the date interest will begin to accrue, the dates interest will be payable and the regular record dates for interest payment dates or the method for determining such dates;

•	whether or not the debt securities will be secured or unsecured, and the terms of any secured debt;

•	the terms of the subordination of any series of subordinated debt;

•	the place where payments will be payable;

•	restrictions on transfer, sale or other assignment, if any;

•	our right, if any, to defer payment of interest and the maximum length of any such deferral period;

•	the date, if any, after which, the conditions upon which, and the price at which the issuers may, at their option, redeem the series of debt securities pursuant to any optional or provisional redemption provisions, and any other applicable terms of those redemption provisions;

•	provisions for a sinking fund, purchase or other analogous fund, if any;

•	the date, if any, on which, and the price at which the issuers are obligated, pursuant to any mandatory sinking fund or analogous fund provisions or otherwise, to redeem, or at the holder’s option to purchase, the series of debt securities;

•	the events of default and covenants relevant to the debt securities, including, the inapplicability of any event of default or covenant set forth in the indenture relating to the debt securities, or the applicability of any other events of defaults or covenants in addition to the events of default or covenants set forth in the indenture relating to the debt securities;

•	information describing any book-entry features;

•	the procedures for any auction and remarketing, if any;

•	the denominations in which the series of debt securities will be issued, if other than denominations of $1,000 and any integral multiple thereof;

•	if other than U.S. dollars, the currency in which the series of debt securities will be denominated; and

•	any other specific terms, preferences, rights or limitations of, or restrictions on, the debt securities, and any terms which may be required by the issuers or advisable under applicable laws or regulations or advisable in connection with the marketing of the debt securities.

One or more series of the debt securities may be issued as discounted debt securities (bearing no interest or interest at a rate which at the time of issuance is below market rates) to be sold at a substantial discount below their stated principal amount. Material U.S. federal income tax consequences and other special considerations applicable to any such discounted debt securities will be described in the prospectus supplement relating thereto.

Information Concerning the Trustee

The trustee, other than during the occurrence and continuance of an event of default under an indenture, undertakes to perform only those duties as are specifically set forth in the applicable indenture. Upon an event of default under an indenture, the trustee must use the same degree of care as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the trustee is under no obligation to exercise any of the powers given it by the indentures at the request of any holder of debt securities unless it is offered reasonable security and indemnity against the costs, expenses and liabilities that it might incur.

Payment and Paying Agents

Unless we otherwise indicate in the applicable prospectus supplement, the issuers will make payment of the interest on any debt securities on any interest payment date to the person in whose name the debt securities, or one or more predecessor securities, are registered at the close of business on the regular record date for the interest.

The issuers will pay principal of, and any premium and interest on, the debt securities of a particular series at the office of the paying agents designated by the issuers, except that, unless we otherwise indicate in the applicable prospectus supplement, the issuers may make payments of principal or interest by check which they will mail to the holder or by wire transfer to certain holders. Unless we otherwise indicate in a prospectus supplement, the issuers will designate an office or agency of the trustee in the City of New York as our paying agent for payments with respect to debt securities of each series. We will name in the applicable prospectus supplement any other paying agents that the issuers initially designate for the debt securities of a particular series. The issuers will maintain a paying agent in each place of payment for the debt securities of a particular series.

Governing Law

The indentures, the debt securities and any guarantees will be governed by and construed in accordance with the laws of the State of New York.

Subordination of Subordinated Debt Securities

The subordinated debt securities will be subordinate and junior in priority of payment to certain of our other indebtedness to the extent described in a prospectus supplement.

Guarantees

Unless otherwise specified in the applicable supplement to this prospectus, the debt securities may be unconditionally and irrevocably guaranteed on an unsecured and unsubordinated basis by us and by certain of our existing and future subsidiaries that are listed as guarantors in the applicable supplement to this prospectus. Any guarantee would cover the timely payment of the principal of, and any premium, interest or sinking fund payments on, the debt securities, whether we make the payment at a maturity date, as a result of acceleration or redemption, or otherwise. We will more fully describe the existence and terms of any guarantee of any of debt securities in the prospectus supplement relating to those debt securities.

DESCRIPTION OF WARRANTS

The following description, together with the additional information we include in any applicable prospectus supplement, summarizes the material terms and provisions of warrants that we may offer under this prospectus. While the terms we have summarized below will generally apply to any warrants we may offer under this prospectus, we will describe the particular terms of any warrants that we may offer in more detail in the applicable prospectus supplement. The terms of any warrants we offer under a prospectus supplement may differ from the terms we describe below. References in this section to “we,” “company,” “us” and “our” refer only to Aviv REIT, Inc.

We may issue warrants for the purchase of shares of our common stock or shares of our preferred stock. We may issue warrants independently of or together with shares of our common stock or shares of our preferred stock offered by any prospectus supplement, and we may attach the warrants to, or issue them separately from, shares of common stock or shares of preferred stock. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent, all as set forth in the prospectus supplement relating to the particular issue of offered warrants. The warrant agent will act solely as our agent in connection with the warrant certificates relating to the warrants and will not assume any obligation or relationship of agency or trust with any holders of warrant certificates or beneficial owners of warrants.

The following summary of material provisions of the warrant agreements and warrants does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the warrant agreement and the warrant certificates applicable to the particular series of warrants. We urge you to read the applicable prospectus supplements related to the warrants that we sell under this prospectus, as well as the complete warrant agreement and warrant certificates that contain the terms of the warrants.

General

The applicable prospectus supplement will describe the terms of the warrants, including as applicable:

•	the offering price;

•	the aggregate number or amount of underlying securities purchasable upon exercise of the warrants and the exercise price;

•	the number of warrants being offered;

•	the date, if any, after which the warrants and the underlying securities will be transferable separately;

•	the date on which the right to exercise the warrants will commence, and the date on which the right will expire (the “Expiration Date”);

•	the number of warrants outstanding, if any;

•	a discussion of any material or special U.S. federal income tax considerations applicable to the warrants;

•	the terms, if any, on which we may accelerate the date by which the warrants must be exercised; and

•	any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

Warrants will be offered and exercisable for U.S. dollars only and will be in registered form only.

Holders of warrants will be able to exchange warrant certificates for new warrant certificates of different denominations, present warrants for registration of transfer, and exercise warrants at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement. Prior to the exercise of any warrants, holders of the warrants to purchase shares of common stock or preferred stock will not have any rights of holders of shares of common stock or preferred stock, including the right to receive payments of dividends, if any, or to exercise any applicable right to vote.

Exercise of Warrants

Each holder of a warrant will be entitled to purchase that number or amount of underlying securities, at the exercise price, as will in each case be described in the prospectus supplement relating to the offered warrants. After the close of business on the Expiration Date (which may be extended by us), unexercised warrants will become void.

Holders may exercise warrants by delivering to the warrant agent payment as provided in the applicable prospectus supplement of the amount required to purchase the underlying securities purchasable upon exercise, together with the information set forth on the reverse side of the warrant certificate. Warrants will be deemed to have been exercised upon receipt of payment of the exercise price, subject to the receipt within five business days of the warrant certificate evidencing the exercised warrants. Upon receipt of payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will, as soon as practicable, issue and deliver the underlying securities purchasable upon such exercise. If fewer than all of the warrants represented by a warrant certificate are exercised, we will issue a new warrant certificate for the remaining amount of warrants.

Amendments and Supplements to Warrant Agreements

We may amend or supplement the warrant agreement without the consent of the holders of the warrants issued under the agreement to effect changes that are not inconsistent with the provisions of the warrants and that do not adversely affect the interests of the holders.

DESCRIPTION OF RIGHTS

We may issue rights for the purchase of shares of our common stock or shares of our preferred stock. Each series of rights will be issued under a separate rights agreement which we will enter into with a bank or trust company, as rights agent, all as set forth in the applicable prospectus supplement. The rights agent will act solely as our agent in connection with the certificates relating to the rights and will not assume any obligation or relationship of agency or trust with any holders of rights certificates or beneficial owners of rights. We will file the rights agreement and the rights certificates relating to each series of rights with the SEC, and incorporate them by reference as an exhibit to the registration statement of which this prospectus is a part on or before the time we issue a series of rights. References in this section to “we” refer only to Aviv REIT, Inc.

The applicable prospectus supplement will describe the terms of any rights we issue, including as applicable:

•	the date for determining the persons entitled to participate in the rights distribution;

•	the aggregate number or amount of underlying securities purchasable upon exercise of the rights and the exercise price;

•	the aggregate number of rights being issued;

•	the date, if any, on and after which the rights may be transferable separately;

•	the date on which the right to exercise the rights commences and the date on which the right expires;

•	the number of rights outstanding, if any;

•	a discussion of any material or special U.S. federal income tax considerations applicable to the rights; and

•	any other terms of the rights, including the terms, procedures and limitations relating to the distribution, exchange and exercise of the rights.

Rights will be exercisable for U.S. dollars only and will be in registered form only.

DESCRIPTION OF UNITS

References in this section to “we” refer only to Aviv REIT, Inc. We may issue securities in units, each consisting of two or more types of securities. For example, we might issue units consisting of a combination of debt securities and warrants to purchase common stock. If we issue units, the prospectus supplement relating to the units will contain the information described above with regard to each of the securities that is a component of the units. In addition, the prospectus supplement relating to the units will describe the terms of any units we issue, including as applicable:

•	the date, if any, on and after which the units may be transferable separately;

•	whether we will apply to have the units traded on a securities exchange or securities quotation system;

•	a discussion of any material or special U.S. federal income tax considerations applicable to the units; and

•	how, for U.S. federal income tax purposes, the purchase price paid for the units is to be allocated among the component securities.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the material U.S. federal income tax consequences relating to the acquisition, holding, and disposition of our stock. For purposes of this section, references to “Aviv REIT,” “we,” “our,” and “us” mean only Aviv REIT, Inc., and not its subsidiaries, except as otherwise indicated. This summary is based upon the Code, the regulations promulgated by the U.S. Treasury Department, rulings and other administrative pronouncements issued by the IRS, and judicial decisions, all as currently in effect, and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. No advance ruling has been or will be sought from the IRS regarding any matter discussed herein. This summary also assumes that we and our subsidiaries and affiliated entities will operate in accordance with our and their applicable organizational documents or partnership agreements. This discussion is for your general information only and is not tax advice. It does not discuss any state, local or non-U.S. tax consequences relevant to us or to you, nor does it purport to address all aspects of U.S. federal income taxation that may be relevant to you in light of your particular investment circumstances, or if you are a type of investor subject to special tax rules, such as:

•	an insurance company;

•	a financial institution or broker dealer;

•	a regulated investment company or a REIT;

•	a holder who received our stock through the exercise of employee stock options or otherwise as compensation;

•	a person holding our stock as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security,” or other integrated investment;

•	a person who, as a nominee, holds our stock on behalf of another person;

•	a partnership or other entity classified as a partnership (or disregarded entity) for U.S. federal income tax purposes;

•	a person holding our stock indirectly through other vehicles, such as partnerships, trusts, or other entities; and

•	except to the extent discussed below:

•	a tax-exempt organization; and

•	a non-U.S. investor.

This summary assumes that you will hold our stock as a capital asset, which generally means as property held for investment.

The U.S. federal income tax treatment of holders of our stock depends in some instances on determinations of fact and interpretations of complex provisions of U.S. federal income tax law for which no clear precedent or authority may be available. In addition, the tax consequences of holding our stock to any particular stockholder will depend on the stockholder’s particular tax circumstances. You are urged to consult your tax advisor regarding the specific tax consequences (including the federal, state, local, and non-U.S. tax consequences) to you in light of your particular investment or tax circumstances of acquiring, holding, exchanging, or otherwise disposing of our stock.

Taxation of Aviv REIT

We made the election to be taxed as a REIT effective as of our taxable year ending December 31, 2010. We believe that we have been organized and have operated in a manner that has allowed us to qualify for taxation as a REIT under the Code commencing with such taxable year, and we intend to continue to be organized and operate in this manner.

The law firm of Sidley Austin LLP has acted as our tax counsel in connection with our election to be taxed as a REIT. We expect to receive an opinion of Sidley Austin LLP to the effect that, commencing with our taxable year ending December 31, 2010, we have been organized and have operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and that our current and proposed methods of operation will enable us to continue to meet the requirements for qualification and taxation as a REIT under the Code. It must be emphasized that the opinion of Sidley Austin LLP will be based on various factual assumptions relating to our organization and operation, and will be conditioned upon factual representations and covenants made by our management regarding our organization, assets, income, and the past, present, and future conduct of our business operations as well as factual representations and covenants from current owners of Aviv REIT. While we intend to operate so that we will qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in our circumstances, no assurance can be given by Sidley Austin LLP or us that we will so qualify for any particular year. The opinion of Sidley Austin LLP, a copy of which will be filed as an exhibit to the registration statement of which this prospectus is a part, will be expressed as of the date issued, and will not cover subsequent periods. Opinions of counsel impose no obligation to advise us or the holders of our stock of any subsequent change in the matters stated, represented or assumed, or of any subsequent change in the applicable law. You should be aware that opinions of counsel are not binding on the IRS, and no assurance can be given that the IRS will not challenge the conclusions set forth in such opinions.

Qualification and taxation as a REIT depend on our ability to meet, on a continuing basis, through actual operating results, asset ownership, distribution levels, and diversity of stock ownership, various qualification requirements imposed on REITs by the Code, compliance with which has not been and will not be reviewed by our tax counsel. In addition, our compliance with the REIT income and quarterly asset requirements also depends upon our ability to successfully manage the composition of our income and assets on an ongoing basis, which may not be reviewed by our tax counsel. Our ability to qualify as a REIT also requires that we satisfy certain asset tests, some of which depend upon the fair market values of assets directly or indirectly owned by us. Such values may not be susceptible to a precise determination. Accordingly, no assurance can be given that the actual results of our operations for any taxable year will satisfy such requirements for qualification and taxation as a REIT.

Taxation of REITs in General

As indicated above, qualification and taxation as a REIT depends upon our ability to meet, on a continuing basis, various qualification requirements imposed upon REITs by the Code. The material qualification requirements are summarized below under “—Requirements for REIT Qualification—General.” While we intend to operate so that we continue to qualify as a REIT, no assurance can be given that the IRS will not challenge our qualification, or that we will be able to operate in accordance with the REIT requirements in the future. See “—Failure to Qualify.”

Provided that we qualify as a REIT, we will generally be entitled to a deduction for dividends that we pay and therefore will not be subject to U.S. federal corporate income tax on our net taxable income that is currently distributed to our stockholders. This deduction for dividends paid substantially eliminates the “double taxation” of corporate income (i.e., taxation at both the corporate and stockholder levels) that generally results from an investment in a corporation. Thus, income generated by a REIT and distributed to its stockholders generally is taxed only at the stockholder level upon the distribution of that income.

The maximum rate at which most taxable non-corporate U.S. stockholders are taxed on qualifying corporate dividends is 20% (the same as the current rate for long-term capital gains). With limited exceptions, however, dividends received by stockholders from us, or from other entities that are taxed as REITs, are generally not eligible for such 20% rate, and instead are taxed at rates applicable to ordinary income. See “Taxation of Stockholders—Taxation of Taxable U.S. Stockholders—Distributions.”

Net operating losses, foreign tax credits and other tax attributes of a REIT generally do not pass through to the stockholders of the REIT, subject to special rules for certain items such as capital gains recognized by REITs. See “Taxation of Stockholders.”

If we qualify as a REIT, we will nonetheless be subject to federal tax in the following circumstances:

•	We will generally be taxed at regular corporate rates on any income, including net capital gains, that we do not distribute during or within a specified time period after the calendar year in which such income is earned.

•	We may be subject to the “alternative minimum tax.”

•	If we earn net income from “prohibited transactions,” which generally are sales or other dispositions of property, other than foreclosure property, that is included in our inventory or held by us primarily for sale to customers in the ordinary course of business, we will be subject to a tax at the rate of 100% of such net income. See “—Prohibited Transactions” and “—Foreclosure Property” below.

•	If we elect to treat property that we acquire in connection with a foreclosure of a mortgage loan or certain leasehold terminations as “foreclosure property,” we may avoid the 100% tax on net income from “prohibited transactions,” but such net income from the sale or other disposition of such foreclosure property may be subject to corporate income tax at the highest applicable rate, which is currently 35%. We may receive, but do not anticipate receiving, any income from foreclosure property. See “—Foreclosure Property” below.

•	We may elect to retain and pay income tax on our net long-term capital gain. In that case, a U.S. stockholder would be taxed on its proportionate share of our undistributed long-term capital gain (to the extent that we make a timely designation of such gain to the stockholder) and would receive a credit or refund for its proportionate share of the tax we paid.

•	If we should fail to satisfy either the 75% gross income test or the 95% gross income test, as discussed below, but nonetheless maintain our qualification as a REIT because we satisfy the reporting requirements described in Section 856(c)(6) of the Code and our failure of such test or tests is due to reasonable cause and not due to willful neglect, we will be subject to a tax equal to 100% of the greater of the amount of gross income by which we fail either the 75% gross income test or the 95% gross income test, multiplied by a fraction which is our taxable income over our gross income determined with certain modifications.

•	Similarly, if we should fail to satisfy any of the asset tests described below (other than a de minimis failure of the 5% and 10% asset tests described below), but nonetheless maintain our qualification as a REIT because we satisfy our reporting and disposition requirements in Section 856(c)(7) of the Code and our failure to satisfy a test or tests is due to reasonable cause and not due to willful neglect, we will be subject to an excise tax equal to the greater of (i) $50,000 for each taxable year in which we fail to satisfy any of the asset tests or (ii) the amount of net income generated by the assets that caused the failure (for the period from the start of such failure until the failure is resolved or the assets that caused the failure are disposed of), multiplied by the highest corporate tax rate.

•	If we should fail to meet certain minimum distribution requirements during any calendar year, which is an amount equal to or greater than the sum of (1) 85% of our REIT ordinary income for such year, (2) 95% of our REIT capital gain net income for such year, and (3) any such taxable income from prior periods that is undistributed, we would be subject to an excise tax at the rate of 4% on the excess of the required distribution over the sum of (a) the amounts actually distributed, plus (b) retained amounts on which income tax is paid at the corporate level.

•	If we fail to satisfy certain requirements for REIT qualification, other than the gross income tests and asset tests, we will generally be required to pay a penalty of $50,000 for each such failure.

We may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet record keeping requirements intended to monitor our compliance with rules relating to the composition of a REIT’s stockholders, as described below in “—Requirements for REIT Qualification—General.”

•	A 100% tax may be imposed with respect to certain items of income and expense that are directly or constructively paid between a REIT and a taxable REIT subsidiary, or TRS, if and to the extent that the IRS establishes that such items were not based on market rates.

•	If we acquire appreciated assets from a corporation taxable under subchapter C of the Code, in a transaction in which the adjusted tax basis of the assets in our hands is determined by reference to the adjusted tax basis of the assets in the hands of the subchapter C corporation, we may be subject to tax on such appreciation at the highest corporate income tax rate then applicable if we subsequently recognize gain on a disposition of any such assets during the ten-year period following their acquisition from the subchapter C corporation.

•	Certain of our subsidiaries may be subchapter C corporations, the earnings of which will be subject to federal corporate income tax.

In addition, we and our subsidiaries may be subject to a variety of taxes, including payroll taxes and state, local, and non-U.S. income, property, and other taxes on our and our subsidiaries’ assets and operations. We could also be subject to tax in situations and on transactions not presently contemplated.

Requirements for REIT Qualification—General

The Code defines a REIT as a corporation, trust or association that has filed (and not revoked) an election to be treated as a REIT, and:

(1) that is managed by one or more trustees or directors;

(2) the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest;

(3) that would be taxable as a domestic corporation but for the special Code provisions applicable to REITs;

(4) that is neither a financial institution nor an insurance company subject to specific provisions of the Code;

(5) the beneficial ownership of which is held by 100 or more persons;

(6) in which, during the last half of each taxable year, not more than 50% in value of the outstanding stock is owned, directly or indirectly, by five or fewer “individuals” (as such term is defined in the Code to include specified tax-exempt entities); and

(7) that meets other tests described below, including with respect to the nature of its income and assets.

The Code provides that conditions (1) through (4) must be met during the entire taxable year, and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a shorter taxable year. Conditions (5) and (6) do not apply until after the first taxable year for which an election is made to be taxable as a REIT.

We believe that we have been organized, have operated, and have issued sufficient shares of stock with sufficient diversity of ownership to allow us to satisfy conditions (1) through (7), inclusive, during the relevant time periods. Our charter provides restrictions on ownership and transfer of our shares, which are intended to assist us in satisfying the share ownership requirements, as described in conditions (5) and (6) above. These restrictions, however, may not ensure that we will, in all cases, be able to satisfy the share ownership requirements described in conditions (5) and (6) above. If we fail to satisfy these share ownership requirements, except as provided in the next sentence, our status as a REIT will terminate. If, however, we comply with the rules contained in the applicable U.S. Treasury Department regulations, or Treasury regulations, that require us to ascertain the actual ownership of our shares and we do not know, or would not have known through the exercise of reasonable diligence, that we failed to meet the requirement described in condition (6) above, we will be treated as having met this requirement.

To monitor continuing compliance with the share ownership requirements described in (5) and (6) above, we are generally required to maintain records regarding the actual ownership of our shares. To do so, we must demand written statements each year from the record holders of significant percentages of our stock in which the record holders are to disclose the actual owners of the shares, i.e., the persons required to include in gross income the dividends paid by us. A list of those persons failing or refusing to comply with this demand must be maintained as part of our records. Failure to comply with these record keeping requirements could subject us to monetary penalties. A stockholder that fails or refuses to comply with the demand is required by Treasury regulations to submit a statement with its tax return disclosing the actual ownership of the shares and other information.

In addition, a corporation generally may not elect to become a REIT unless its taxable year is the calendar year. We satisfy this requirement.

The Code provides relief from violations of certain of the REIT requirements, if a violation is due to reasonable cause and not willful neglect, and other requirements are met, including the payment of a penalty tax that is based upon the magnitude of the violation (see “—Income Tests” and “—Asset Tests” below). If we fail to satisfy any of the various REIT requirements, there can be no assurance that these relief provisions would be available to enable us to maintain our qualification as a REIT, and, if available, the amount of any resultant penalty tax could be substantial.

Effect of Subsidiary Entities

Ownership of Partnership Interests. In the case of a REIT that is a direct or indirect partner in a partnership or other entity taxable as a partnership for U.S. federal income tax purposes, such as our operating partnership, Treasury regulations provide that the REIT is deemed to own its proportionate share of the partnership’s assets (subject to special rules relating to the 10% asset test described below), and to earn its proportionate share of the partnership’s income for purposes of the asset and gross income tests applicable to REITs as described below. Similarly, the assets and gross income of the partnership are deemed to retain the same character in the hands of the REIT. Thus, our proportionate share of the assets, liabilities, and items of income in the operating partnership will be treated as our assets, liabilities, and items of income for purposes of applying the REIT requirements described below. A summary of certain rules governing the U.S. federal income taxation of partnerships and their partners is provided below in “Tax Aspects of Investments in Our Operating Partnership.”

Disregarded Subsidiaries. If a REIT owns a corporate subsidiary that is a “qualified REIT subsidiary,” that subsidiary is generally disregarded for U.S. federal income tax purposes, and all assets, liabilities, and items of income, deduction, and credit of the subsidiary are treated as assets, liabilities, and items of income, deduction, and credit of the REIT itself, including for purposes of the gross income and asset tests applicable to REITs as summarized below. A qualified REIT subsidiary is any corporation, other than a TRS that is wholly owned by a REIT, or by one or more disregarded subsidiaries of the REIT, or by a combination of the two. Other entities that are wholly owned by a REIT, including single member limited liability companies that have not elected to be taxed as corporations for U.S. federal income tax purposes, are also generally disregarded as separate entities for U.S. federal income tax purposes, including for purposes of the REIT income and asset tests. Disregarded subsidiaries, along with entities treated as partnerships for U.S. federal income tax purposes in which we hold an equity interest, are sometimes referred to herein as “pass-through subsidiaries.”

In the event that a disregarded subsidiary of ours ceases to be wholly owned—for example, if any equity interest in the subsidiary is acquired by a person other than us or another disregarded subsidiary of ours—the subsidiary’s separate existence would no longer be disregarded for U.S. federal income tax purposes. Instead, it would have multiple owners and would be treated as either a partnership or a taxable corporation. Such an event could, depending on the circumstances, adversely affect our ability to satisfy the various asset and gross income requirements applicable to REITs, including the requirement that REITs generally may not own, directly or indirectly, more than 10% of the securities of another corporation. See “—Income Tests” and “—Asset Tests.”

Taxable Subsidiaries. REITs, in general, may jointly elect with a subsidiary corporation, whether or not wholly owned, to treat the subsidiary corporation as a TRS, of the REIT. Once made, such an election would also automatically apply to any of the TRS’s subsidiaries of which the TRS owns more than 35% of the voting power or value. A REIT generally may not own more than 10% of the securities of a taxable corporation, as measured by voting power or value, unless the REIT and such corporation elect to treat such corporation as a TRS. The separate existence of a TRS or other taxable corporation, unlike a disregarded subsidiary as discussed above, is not ignored for U.S. federal income tax purposes. Accordingly, such an entity would generally be subject to corporate income tax on its earnings, which may reduce the cash flow generated by us and our subsidiaries in the aggregate, and may reduce our ability to make distributions to our stockholders.

We currently own an interest in one TRS. On January 3, 2011, we formed Aviv Healthcare Capital Corporation, a Delaware corporation that is wholly-owned by us. We have elected to treat Aviv Healthcare Capital Corporation as a TRS for U.S. federal income tax purposes.

A REIT is not treated as holding the assets of a TRS or other taxable subsidiary corporation or as receiving any income that the subsidiary earns. Rather, the stock issued by the subsidiary is an asset in the hands of the REIT, and the REIT recognizes as income, the dividends, if any, that it receives from the subsidiary. This treatment can affect the income and asset test calculations that apply to the REIT, as described below. Because a REIT does not include the assets and income of its TRSs or other taxable subsidiary corporations in determining its compliance with the REIT requirements, a TRS may be used by the parent REIT to indirectly undertake activities that the REIT rules might otherwise preclude the parent REIT from doing directly or through pass-through subsidiaries (for example, activities that give rise to certain categories of income such as management fees).

However, a TRS may not directly or indirectly operate or manage a health care facility. The Code defines a “health care facility” generally to mean a hospital, nursing facility, assisted living facility, congregate care facility, qualified continuing care facility or other licensed facility that extends medical or nursing or ancillary services to patients and that is operated by a provider that is eligible for participation in the Medicare program with respect to such facility. If the IRS were to treat a REIT’s subsidiary corporation as directly or indirectly operating or managing a health care facility, such subsidiary would not qualify as a TRS, which could jeopardize the REIT’s qualification. We may engage in activities indirectly through a TRS as necessary or convenient to avoid recognizing income from services that would jeopardize our REIT status if we engaged in the activities directly. It is not currently contemplated, however, that we will engage in material activities through a TRS.

A TRS will pay income tax at regular corporate rates on any income that it earns. In addition, the TRS rules limit the deductibility of interest paid or accrued by a TRS and its parent REIT to assure that the TRS is subject to an appropriate level of corporate taxation. Further, as discussed below under “—Penalty Tax,” the rules impose a 100% excise tax on certain transactions between a TRS and its parent REIT or the REIT’s operators that are not conducted on an arm’s length basis.

Income Tests

In order to qualify and maintain our qualification as a REIT, we must satisfy annually two gross income requirements. First, at least 95% of our gross income for each taxable year, but excluding gross income from “prohibited transactions” and certain hedging transactions, must be derived from: (1) dividends; (2) interest; (3) rents from real property; (4) gain from the sale or other disposition of stock, securities, and real property

(including interests in real property and interests in mortgages on real property) which is not described in Section 1221(a)(1) of the Code; (5) abatements and refunds of taxes on real property; (6) income and gain derived from foreclosure property; (7) non-contingent amounts received or accrued as consideration for entering into agreements (i) to make loans secured by mortgages on real property or on interests in real property or (ii) to purchase or lease real property (including interests in real property and interests in mortgages on real property); (8) gain from the sale or other disposition of a real estate asset which is not a prohibited transaction solely by reason of Section 857(b)(6) of the Code; and (9) certain mineral royalty income.

Second, at least 75% of our gross income for each taxable year, but excluding gross income from certain hedging transactions and prohibited transactions, must be derived from: (1) rents from real property; (2) interest on obligations secured by mortgages on real property or on interests in real property; (3) gain from the sale or other disposition of real property (including interests in real property and interests in mortgages on real property) which is not property described in Section 1221(a)(1) of the Code; (4) dividends or other distributions on, and gain from the sale or other disposition of, transferable shares (or transferable certificates of beneficial interest) in other REITs; (5) abatements and refunds of taxes on real property; (6) income and gain derived from foreclosure property; (7) non-contingent amounts received or accrued as consideration for entering into agreements (i) to make loans secured by mortgages on real property or on interests in real property or (ii) to purchase or lease real property (including interests in real property and interests in mortgages on real property); (8) gain from the sale or disposition of a real estate asset which is not a prohibited transaction solely by reason of Section 857(b)(6) of the Code; and (9) qualified temporary investment income.

Rents from Real Property. Rents received by us will qualify as “rents from real property” in satisfying the gross income requirements described above, only if several conditions, including the following, are met. If rent is partly attributable to personal property leased in connection with a lease of real property, the portion of the total rent that is attributable to the personal property will not qualify as “rents from real property” if it constitutes more than 15% of the total rent received under the lease. We have reviewed our properties and have determined that rents attributable to personal property do not exceed 15% of the total rent with respect to any particular lease. There can be no assurance, however, that the IRS will not assert that rent attributable to personal property with respect to a particular lease is greater than 15% of the total rent with respect to such lease. If the amount of any such non-qualifying income, together with other non-qualifying income, exceeds 5% of our gross income, we may fail to qualify as a REIT.

Moreover, for rents received to qualify as “rents from real property,” the REIT generally must not operate or manage the property or furnish or render services to the operators of such property, other than through an “independent contractor” from which the REIT derives no revenues and that satisfies certain other requirements. We and our affiliates are permitted, however, to perform only services that are “usually or customarily rendered” in connection with the rental of space for occupancy and are not otherwise considered rendered to the occupant of the property. In addition, we and our affiliates may directly or indirectly provide non-customary services to operators of our properties without disqualifying all of the rent from the property if the payment for such services does not exceed 1% of the total gross income from the property. For purposes of this test, the income received from such non-customary services is deemed to be at least 150% of the direct cost of providing the services. Furthermore, except in certain instances, such as in connection with the operation or management of a health care facility, we are generally permitted to provide services to operators or others through a TRS without disqualifying the rental income received from operators for purposes of the REIT income requirements. In addition, we generally may not, and will not, charge rent that is based in whole or in part on the income or profits of any person, except for rents that are based on a percentage of the operator’s gross receipts or sales. Rental income will qualify as rents from real property only to the extent that we do not directly or constructively hold a 10% or greater interest, as measured (i) if an operator is a corporation, by vote or value, in the operator’s equity, or (ii) if an operator is not a corporation, by our interest in such entity’s assets or net profits. Rental income derived from certain health care facilities leased to a TRS and operated by an “eligible independent contractor” (as such term is defined in Section 856(d)(9) of the Code) will also qualify as rents from real property. Operators may be required to pay, besides base rent, reimbursements for certain amounts we are obligated to pay to third parties (such as an operator’s proportionate share of a property’s operational or capital expenses), penalties for nonpayment or late payment of rent or additions to rent. These and other similar payments should qualify as rents from real property. We believe that substantially all of our gross income has and will qualify as rents from real property.

Interest Income. It is possible that we will be paid interest on loans secured by real property. Interest income generally qualifies under the 95% gross income test (described above), and interest on loans secured by real property generally qualifies under the 75% gross income test (described above), provided that, in both cases, the interest does not depend, in whole or in part, on the income or profits of any person (excluding amounts based on a fixed percentage of receipts or sales). If a loan is secured by both real property and other property, the interest on the loan may nevertheless qualify under the 75% gross income test, subject to limitations in the event that the principal amount of the loan outstanding during a given taxable year exceeds the fair market value of the real property at the time of the loan commitment. All of our loans secured by real property will be structured in a manner such that the income generated through such loans should be treated as qualifying income under the 75% gross income test.

Dividend Income. We may, but do not expect to, directly or indirectly receive distributions from TRSs or other corporations that are not REITs or qualified REIT subsidiaries, other than to the extent our one TRS may make distributions. These distributions will be classified as dividend income to the extent of the earnings and profits of the distributing corporation. Such distributions will generally constitute qualifying income for purposes of the 95% gross income test, but not under the 75% gross income test. Any dividends received by us from a REIT, however, will be qualifying income for purposes of both the 95% and 75% income tests.

Hedging Transactions. Any income or gain we or our pass-through subsidiaries derive from instruments that hedge certain risks, such as the risk of changes in interest rates, will not be treated as gross income for purposes of the 75% gross income or the 95% gross income test, and therefore will be disregarded for purposes of such tests, provided that specified requirements are met, including that the instrument hedges risks associated with indebtedness issued or to be issued by us or our pass-through subsidiaries incurred to acquire or carry “real estate assets” (as described below under “—Asset Tests”), and that the instrument is properly identified as a hedge, along with the risk that it hedges, within prescribed time periods. If the specified requirements are not met, the income and gain from hedging transactions will generally constitute non-qualifying income both for purposes of the 75% gross income test and the 95% gross income test.

We intend to structure any hedging transactions in a manner that does not jeopardize our status as a REIT. We may conduct some or all of our hedging activities through a TRS or other corporate entity, the income from which may be subject to federal corporate income tax, rather than participating in the arrangements directly or through pass-through subsidiaries. No assurance can be given, however, that our hedging activities will not give rise to income that would adversely affect our ability to satisfy the REIT qualification requirements.

Failure to Satisfy the Gross Income Test. If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may still qualify as a REIT for such year if we are entitled to relief under applicable provisions of the Code. These relief provisions will be generally available if: (i) our failure to meet these tests was due to reasonable cause and not due to willful neglect, and (ii) following our identification of the failure to meet the 75% or 95% gross income test for any taxable year, we file a schedule with the IRS setting forth each item of our gross income for purposes of the 75% or 95% gross income test for such taxable year in accordance with Treasury regulations to be issued. It is not possible to state whether we would be entitled to the benefit of these relief provisions in all circumstances. If these relief provisions are inapplicable to a particular set of circumstances involving us, we will not qualify as a REIT. As discussed above under “—Taxation of REITs in General,” even where these relief provisions apply and we retain our REIT status, a tax would be imposed based upon the amount by which we fail to satisfy the particular gross income test.

Asset Tests

At the close of each calendar quarter, we must also satisfy four tests relating to the nature of our assets.

1)	First, at least 75% of the value of our total assets must be represented by some combination of “real estate assets,” cash, cash items, U.S. government securities, and, under some circumstances, stock or debt instruments purchased with new capital. For this purpose, the term “real estate assets” includes interests in real property, such as land, buildings, leasehold interests in real property, stock of other corporations that qualify as REITs, and some kinds of mortgage-backed securities and mortgage loans. Securities that do not qualify for purposes of this 75% test are subject to the additional asset tests described below, while securities that do qualify for purposes of the 75% asset test are generally not subject to the additional asset tests.

2)	Second, of our investments that are not included in the 75% asset class or securities of TRSs, the value of any one issuer’s securities owned by us may not exceed 5% of the value of our total assets.

3)	Third, of our investments that are not included in the 75% asset class or securities of TRSs, we may not own more than 10% of any one issuer’s outstanding securities, as measured by either voting power or value. This 10% asset test does not apply to “straight debt” having specified characteristics and to certain other securities described below. Solely for the purposes of the 10% asset test, the determination of our interest in the assets of an entity treated as a partnership for U.S. federal income tax purposes in which we own an interest will be based on our proportionate interest in any securities issued by the partnership, excluding for this purpose certain securities described in the Code.

4)	Fourth, the aggregate value of all securities of TRSs held by a REIT may not exceed 25% of the value of the REIT’s total assets.

Notwithstanding the general rule, as noted above, that for purposes of the REIT income and asset tests, a REIT is treated as owning its proportionate share of the underlying assets of a subsidiary partnership, if a REIT holds indebtedness issued by a partnership, the indebtedness will be subject to, and may cause a violation of, the asset tests, unless it is a qualifying mortgage asset, satisfies the rules for “straight debt,” satisfies other conditions described below, or is sufficiently small so as not to otherwise cause an asset test violation. Similarly, although stock of another REIT is a qualifying asset for purposes of the REIT asset tests, non-mortgage debt held by us that is issued by another REIT is not a qualifying asset, except for the 10% asset test.

Certain relief provisions are available to REITs that fail to satisfy the asset requirements. One such provision allows a REIT which fails one or more of the asset requirements (other than de minimis violations of the 5% and 10% asset tests as described below) to nevertheless maintain its REIT qualification if (a) it provides the IRS with a description of each asset causing the failure, (b) the failure is due to reasonable cause and not willful neglect, (c) the REIT pays a tax equal to the greater of (i) $50,000 per failure, and (ii) the product of the net income generated by the assets that caused the failure multiplied by the highest applicable corporate tax rate (currently 35%), and (d) the REIT either disposes of the assets causing the failure within 6 months after the last day of the quarter in which it identifies the failure, or otherwise satisfies the relevant asset tests within that time frame.

Violations of the 10% and 5% asset tests will be considered to be de minimis, and a REIT may maintain its qualification if (a) the value of the assets causing the violation does not exceed the lesser of 1% of the REIT’s total assets as of the end of the quarter in which such measurement is made, and $10 million and (b) the REIT either disposes of the assets causing the failure within 6 months after the last day of the quarter in which it identifies the failure, or the relevant tests are otherwise satisfied within that time frame.

Certain securities will not cause a violation of the 10% asset test described above. Such securities include instruments that constitute “straight debt.” Generally, straight debt includes any written unconditional promise to pay on demand or on a specified date a sum certain in money if (i) the interest rate and payment dates are not subject to certain prohibited contingencies and (ii) the debt is not convertible into equity. However, straight debt excludes securities owned by a REIT (or one of its TRSs) that also owns other securities of the same issuer and that do not qualify as straight debt (unless the value of those other securities equals, in the aggregate, 1% or less of the total value of that issuer’s outstanding securities). Other securities that will not violate the 10% asset test include (a) any loan made to an individual or an estate, (b) certain rental agreements in which one or more payments are to be made in subsequent years (other than agreements between a REIT and certain persons related to the REIT), (c) any obligation to pay rents from real property, (d) securities issued by governmental entities that are not dependent in whole or in part on the profits of (or payments on any obligation made by) a non-governmental entity, (e) any security issued by another REIT, and (f) any debt instrument issued by a partnership if the partnership’s income is of a nature that it would satisfy the 75% gross income test described above under “—Income Tests.” In applying the 10% asset test, a debt security issued by a partnership to a REIT is not taken into account to the extent, if any, of the REIT’s proportionate equity interest in that partnership.

We believe that our holdings of assets have complied, and will continue to comply, with the foregoing REIT asset requirements, and we intend to monitor compliance on an ongoing basis. No independent appraisals have been obtained, however, to support our conclusions as to the value of our total assets, or the value of any particular security or securities. Moreover, the values of some assets may not be susceptible to a precise determination, and values are subject to change in the future. Furthermore, the proper classification of an instrument as debt or equity for U.S. federal income tax purposes may be uncertain in some circumstances, which could affect the application of the REIT asset requirements. We do not intend to seek an IRS ruling as to the classification of our properties for purposes of the REIT asset tests. Accordingly, there can be no assurance that the IRS will not contend that any of our assets or our interests in other securities violate the REIT asset requirements.

However, certain relief provisions are available to allow REITs to satisfy the asset requirements or to maintain REIT qualification notwithstanding certain violations of the asset and other requirements. For example, if we should fail to satisfy the asset tests at the end of a calendar quarter, such a failure would not cause us to lose our REIT status if we (1) satisfied the asset tests at the close of the preceding calendar quarter and (2) the discrepancy between the value of our assets and the asset test requirements was not wholly or partly caused by an acquisition of non-qualifying assets, but instead arose from changes in the market value of our assets. If the condition described in (2) were not satisfied, we still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose or by making use of relief provisions described above.

Annual Distribution Requirements

In order to maintain our qualification as a REIT, we are required to distribute dividends, other than capital gain dividends, to our stockholders in an amount at least equal to:

•	the sum of:

•	90% of our REIT taxable income (computed without regard to our deduction for dividends paid and excluding any net capital gains); and

•	90% of the (after tax) net income, if any, from foreclosure property (as described below);

•	minus:

•	the excess of the sum of specified items of non-cash income over 5% of our REIT taxable income, computed without regard to our net capital gains and the deduction for dividends paid.

Distributions must be paid in the taxable year to which they relate, or in the following taxable year if they are declared in October, November, or December of the taxable year, are payable to stockholders of record on a specified date in any such month, and are actually paid before the end of January of the following year. Such distributions are treated as both paid by us and received by each stockholder on December 31 of the year in which they are declared. In addition, a distribution for a taxable year may be declared before we timely file our tax return for the year and if paid with or before the first regular dividend payment after such declaration, provided such payment is made during the twelve-month period following the close of such taxable year. In order for distributions to be counted for this purpose, and to give rise to a tax deduction by us, they must not be “preferential dividends.” A dividend is not a preferential dividend if it is made pro rata among all outstanding shares of stock within a particular class, and is in accordance with the preferences among different classes of stock as set forth in our organizational documents.

To the extent that we distribute at least 90%, but less than 100%, of our REIT taxable income (computed without regard to our deduction for dividends paid and excluding any net capital gains), we will be subject to tax at ordinary corporate tax rates on the retained portion. We may elect to retain, rather than distribute, our net long-term capital gains and pay tax on such gains. In this case, we could elect to have our stockholders include their proportionate share of such undistributed long- term capital gains in income, and to receive a corresponding credit for their share of the tax paid by us. Stockholders would then increase their adjusted basis in our stock by the difference between (i) the designated amounts included in their taxable income as long-term capital gains and (ii) the tax deemed paid with respect to their shares. To the extent that a REIT has available net operating losses carried forward from prior tax years, such losses may reduce the amount of distributions that it must make in order to comply with the REIT distribution requirements. Such losses, however, will generally not affect the character, in the hands of stockholders, of any distributions that are actually made by the REIT, which are generally taxable to stockholders to the extent that the REIT has current or accumulated earnings and profits. See “Taxation of Stockholders—Taxation of Taxable U.S. Stockholders—Distributions.”

If we should fail to distribute during each calendar year at least the sum of (1) 85% of our REIT ordinary income for such year, (2) 95% of our REIT capital gain net income for such year, and (3) any undistributed taxable income from prior periods, we would be subject to a 4% excise tax on the excess of such required distribution over the sum of (a) the amounts actually distributed and (b) the amounts of retained income on which we have paid corporate income tax. We intend to make adequate and timely distributions so that we are not subject to the 4% excise tax.

It is possible that we, from time to time, may not have sufficient cash to meet the distribution requirements due to timing differences between (1) the actual receipt of cash, including receipt of distributions from our subsidiaries, and (2) our inclusion of items in income for U.S. federal income tax purposes. In the event that such timing differences occur, in order to meet the distribution requirements, it might be necessary to arrange for short-term, or possibly long-term, borrowings, or to pay dividends in the form of taxable in-kind distributions of property.

If our taxable income for a particular year is subsequently determined to have been understated, or if our deduction for dividends paid is subsequently determined to have been overstated, we may be able to rectify any resultant failure to meet the distribution requirements for a year by paying “deficiency dividends” to stockholders in a later year, which may be included in our deduction for dividends paid for the earlier year. In this case, we may be able to avoid losing our REIT status or being taxed on amounts distributed as deficiency dividends. However, we will be required to pay interest and a penalty based on the amount of any deduction taken for deficiency dividends.

Prohibited Transactions

Net income derived from a prohibited transaction is subject to a 100% tax. The term “prohibited transaction” generally includes a sale or other disposition of property (other than foreclosure property, as discussed below) that is held “primarily for sale to customers in the ordinary course of a trade or business”. We intend to conduct our operations so that no asset owned by us or our pass-through subsidiaries will be held for sale to customers, and that a sale of any such asset will not be in the ordinary course of our business. Whether property is held primarily for sale to customers in the ordinary course of a trade or business depends, however, on the particular facts and circumstances. No assurance can be given that any property that we sell will not be treated as property held for sale to customers, or that we can comply with certain safe-harbor provisions of the Code that would prevent the imposition of the 100% excise tax. The 100% tax does not apply to gains from the sale of property that is held through a TRS or other taxable corporation, although such income will be subject to tax in the hands of that corporation at regular corporate tax rates.

Like-Kind Exchanges

We may dispose of properties in transactions intended to qualify as like-kind exchanges under the Code. Such like-kind exchanges are intended to result in the deferral of gain for U.S. federal income tax purposes. The failure of any such transaction to qualify as a like-kind exchange could require us to pay U.S. federal income tax, possibly including the 100% prohibited transaction tax, depending on the facts and circumstances surrounding the particular transaction.

Foreclosure Property

We will be subject to tax at the maximum corporate rate (currently 35%) on any income from foreclosure property, other than income that otherwise would be qualifying income for purposes of the 75% gross income test, less expenses directly connected with the production of that income. However, gross income from foreclosure property will qualify for purposes of the 75% and 95% gross income tests and will not be subject to the 100% tax on income derived from prohibited transactions. Foreclosure property is any real property, including interests in real property, and any personal property incident to such real property:

•	that we acquire as the result of having bid on such property at foreclosure, or having otherwise reduced such property to ownership or possession by agreement or process of law, after there was a default, or default was imminent, on a lease of such property or on indebtedness that such property secured; and

•	for which we acquired the related lease or indebtedness at a time when default was not imminent or anticipated; and

•	for which we make a proper election to treat the property as a foreclosure property.

Foreclosure property also includes certain qualified health care property acquired by a REIT as the result of the termination or expiration of a lease of such property (other than by reason of a default, or the imminence of a default, on the lease). For purposes of this rule, a “qualified healthcare property” means any real property (or any personal property incident thereto) that is, or that is necessary or incidental to the use of, a health care facility (as defined above). Qualified healthcare property generally ceases to be foreclosure property at the end of the second taxable year following the taxable year in which the REIT acquired the property, or longer if an extension is granted by the U.S. Treasury Department. Other foreclosure property generally ceases to be foreclosure property at the end of the third taxable year following the taxable year in which the REIT acquired the property, or longer if an extension is granted by the U.S. Treasury Department.

Notwithstanding the timing rules set forth above, a grace period terminates and foreclosure property ceases to be foreclosure property on the first day:

•	on which a lease is entered into for the property that, by its terms, will give rise to income that does not qualify for purposes of the 75% gross income test (as applied without the explicit qualification of income from foreclosure property), or any amount is received or accrued, directly or indirectly, pursuant to a lease entered into on or after such day that will give rise to income that does not qualify for purposes of the 75% gross income test;

•	on which any construction takes place on the property, other than completion of a building or any other improvement, where more than 10% of the construction was completed before default became imminent; or

•	which is more than 90 days after the day on which the REIT acquired the property and the property is used in a trade or business that we conduct, other than through certain independent contractors from whom the REIT itself does not derive or receive any income (disregarding any income derived with respect to a qualified health care facility, provided that such income is derived (i) pursuant to a lease in effect at the time we acquire the facility, (ii) through renewal of such a lease according to its terms or (iii) through a lease entered into on substantially similar terms).

We do not believe that our leasing of nursing homes increases the risk that we will fail to qualify as a REIT. There can be no assurance, however, that our income from foreclosure property will not be significant or that we will not be required to pay a significant amount of tax on that income.

Penalty Tax

Any redetermined rents, redetermined deductions or excess interest we generate will be subject to a 100% penalty tax. In general, redetermined rents are rents from real property that are overstated as a result of any services furnished to any of our operators by a TRS, and redetermined deductions and excess interest represent any amounts that are deducted by a TRS for amounts paid to us that are in excess of the amounts that would have been deducted based on arm’s length negotiations. Rents that we receive will not constitute redetermined rents if they qualify for certain safe harbor provisions contained in the Code.

Failure to Qualify

Specified cure provisions are available to us in the event we discover a violation of a provision of the Code that would result in our failure to qualify as a REIT. Except with respect to violations of the REIT income tests and asset tests (for which the cure provisions are described above), and provided the violation is due to reasonable cause and not due to willful neglect, these cure provisions generally impose a $50,000 penalty for each violation in lieu of a loss of REIT status. If we fail to qualify for taxation as a REIT in any taxable year, and the relief provisions of the Code do not apply, we would be subject to tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. Distributions to stockholders in any year in which we are not a REIT would not be deductible by us, nor would such distributions be required to be made. In this situation, any distributions to non-corporate stockholders will, to the extent of our current and accumulated earnings and profits, generally be taxable at capital gains rates and, subject to limitations of the Code, corporate distributees may be eligible for the dividends received deduction. Unless we are entitled to relief under specific statutory provisions, we would also be disqualified from re-electing to be taxed as a REIT for the four taxable years following the taxable year during which qualification was lost. It is not possible to state whether, in all circumstances, we would be entitled to this statutory relief.

Tax Aspects of Investments in Our Operating Partnership

General

We hold and will continue to hold substantially all of our real estate assets through a single “operating partnership” that holds pass-through subsidiaries. In general, an entity classified as a partnership (or a disregarded entity) for U.S. federal income tax purposes is a “pass-through” entity that is not subject to U.S. federal income tax. Rather, partners or members are allocated their proportionate shares of the items of income, gain, loss, deduction, and credit of the entity, and are potentially subject to tax on these items, without regard to whether the partners or members receive a distribution from the entity. Thus, we would include in our income our proportionate share of these income items for purposes of the various REIT income tests and in the computation of our REIT taxable income. Moreover, for purposes of the REIT asset tests, we would include our proportionate share of the assets held by our operating partnership. Consequently, to the extent that we hold an equity interest in our operating partnership, the partnership’s assets and operations may affect our ability to qualify as a REIT.

Entity Classification

Our investment in our operating partnership involves special tax considerations, including the possibility of a challenge by the IRS of the tax status of such partnership. If the IRS were to successfully treat our operating partnership as an association or publicly traded partnership taxable as a corporation, as opposed to a partnership, for U.S. federal income tax purposes, the operating partnership would be subject to an entity-level tax on its income. In such a situation, the character of our assets and items of our gross income would change and could preclude us from satisfying the REIT asset tests or the gross income tests as discussed in “Taxation of Aviv REIT—Income Tests” and “Taxation of REITs in General—Asset Tests,” which in turn could prevent us from qualifying as a REIT unless we are eligible for relief from the violation pursuant to relief provisions described above. See “Taxation of Aviv REIT —Income Tests,” “Taxation of REITs in General—Asset Tests” and “Taxation of REITs in General—Failure to Qualify,” above, for a discussion of the effect of our failure to meet these tests for a taxable year, and of the relief provisions. Furthermore, partners in the operating partnership would be treated as stockholders, rather than as partners, and any distributions to such persons would consequently be treated as ordinary dividends. Finally, any change in the status of our operating partnership for U.S. federal income tax purposes could be treated as a taxable event, in which case we could have taxable income that is subject to the REIT distribution requirements without receiving any cash.

Tax Allocations with Respect to Partnership Properties

Under the Code and the Treasury regulations, income, gain, loss, and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated for U.S. federal income tax purposes in a manner such that the contributing partner is charged with, or benefits from, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of the unrealized gain or unrealized loss is generally equal to the difference between the fair market value of the contributed property at the time of contribution, and the adjusted tax basis of such property at the time of contribution. Such allocations are solely for U.S. federal income tax purposes and do not affect other economic or legal arrangements among the partners. These rules may apply to a contribution of property by us to our operating partnership. To the extent that the operating partnership acquires appreciated (or depreciated) properties by way of capital contributions from its partners, allocations would need to be made in a manner consistent with these requirements. Where a partner contributes cash to a partnership at a time at which the partnership holds appreciated (or depreciated) property, the Treasury regulations provide for a similar allocation of these items to the other (i.e., non-contributing) partners. These rules will apply to the contribution by us to our operating partnership of the cash proceeds received in offerings of our stock. As a result, partners, including us, could be allocated greater or lesser amounts of depreciation and taxable income in respect of the partnership’s properties than would be the case if all of the partnership’s assets (including any contributed assets) had a tax basis equal to their fair market values at the time of any contributions to that partnership. This could cause us to recognize taxable income in excess of cash flow from the partnership, which might adversely affect our ability to comply with the REIT distribution requirements discussed above.

Sale of Properties

Our share of any gain realized by our operating partnership or any other pass-through subsidiary on the sale of any property held as inventory or “primarily for sale to customers in the ordinary course of business” will be treated as income from a prohibited transaction that is subject to a 100% excise tax. See “Taxation of Aviv REIT—Asset Tests,” “Taxation of Aviv REIT—Taxation of REITs in General” and “Taxation of Aviv REIT—Prohibited Transactions.” Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business depends upon all of the facts and circumstances of the particular transaction. Our operating partnership and our other pass-through subsidiaries generally intend to hold their interests in properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing, owning, financing and leasing the properties, and to make occasional sales of the properties, including peripheral land, as are consistent with our investment objectives.

Taxation of Stockholders

Taxation of Taxable U.S. Stockholders

General. The following is a summary of certain U.S. federal income tax consequences of the ownership and disposition of our stock applicable to taxable U.S. stockholders. A “U.S. stockholder” is any holder of our common stock that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or an entity treated as a corporation) for U.S. federal income tax purposes created or organized in the United States or under the laws of the United States, or of any state thereof, or the District of Columbia;

•	an estate, the income of which is includable in gross income for U.S. federal income tax purposes regardless of its source; or

•	a trust if a United States court is able to exercise primary supervision over the administration of such trust and one or more United States fiduciaries have the authority to control all substantial decisions of the trust.

If a partnership (including for this purpose any entity that is treated as a partnership for U.S. federal income tax purposes) holds our common stock, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. An investor that is a partnership and the partners in such partnership should consult their tax advisors about the U.S. federal income tax consequences of the acquisition, ownership and disposition of our common stock.

Distributions. Provided that we qualify as a REIT, distributions made to our U.S. stockholders out of current or accumulated earnings and profits, and not designated as capital gain dividends, will generally be taken into account by them as ordinary income and will not be eligible for the dividends received deduction for corporations. Any distribution of deficiency dividends will be treated as having been made out of our current accumulated earnings and profits, whether or not it would otherwise so qualify. With limited exceptions, ordinary dividends received from REITs are not eligible for taxation at the preferential income tax rates (20% maximum U.S. federal income tax rate) applicable to qualified dividend income. Non-corporate stockholders, however, are taxed at the preferential rates on dividends designated by and received from REITs to the extent that the dividends are attributable to (1) income retained by the REIT in a prior taxable year in which the REIT was subject to corporate level income tax (less the amount of tax), (2) dividends received by the REIT from TRSs or other taxable C corporations, or (3) income in the prior taxable year from the sales of “built-in gain” property acquired by the REIT from C corporations in carryover basis transactions (less the amount of corporate tax on such income).

Distributions from us that are designated as capital gain dividends will generally be taxed to stockholders as long-term capital gains, to the extent that they do not exceed our actual net capital gain for the taxable year, without regard to the period for which the stockholder has held its stock. A similar treatment will apply to long-term capital gains retained by us, to the extent that we elect the application of provisions of the Code that treat stockholders of a REIT as having received, for U.S. federal income tax purposes, undistributed capital gains of the REIT as well as a corresponding credit and basis adjustment for taxes paid by the REIT on such retained capital gains. Corporate stockholders may be required to treat up to 20% of some capital gain dividends as ordinary income. Long-term capital gains are generally taxable at maximum federal rates of 20% in the case of non-corporate U.S. stockholders, and 35% in the case of corporate U.S. stockholders. Capital gains attributable to the sale of depreciable real property held for more than 12 months are subject to a 25% maximum U.S. federal income tax rate for taxpayers who are individuals, to the extent of previously claimed depreciation deductions.

In determining the extent to which a distribution constitutes a dividend for U.S. federal income tax purposes, our earnings and profits generally will be allocated first to distributions with respect to preferred stock and then to common stock. If we have net capital gains and designate some or all of our distributions as capital gain dividends, such capital gain dividends will be allocated among different classes of stock in proportion to the allocation of earnings and profits in the manner described above.

Distributions in excess of current and accumulated earnings and profits will generally represent a return of capital and will not be taxable to a stockholder to the extent that they do not exceed the adjusted basis of the stockholder’s shares in respect of which the distributions were made, but rather, will reduce the adjusted basis of these shares. Therefore, any gain (or loss) recognized by such stockholder on the subsequent disposition of such shares will be increased (or decreased) accordingly. To the extent that such distributions exceed the adjusted basis of a stockholder’s shares, they will generally be included in income as long-term capital gain, or short-term capital gain if the shares have been held for one year or less. In addition, any dividend we declare in October, November, or December of any year and payable to a stockholder of record on a specified date in any such month will be treated as both paid by us and received by the stockholder on December 31 of such year, provided that the dividend is actually paid by us before the end of January of the following calendar year.

Dispositions of Our Stock. In general, a U.S. stockholder will realize gain or loss upon the sale, redemption, or other taxable disposition of our stock in an amount equal to the difference between (i) the sum of the fair market value of any property received and the amount of cash received in such disposition, and (ii) the stockholder’s adjusted tax basis in the stock at the time of the disposition. In general, a stockholder’s tax basis will equal the stockholder’s transaction cost, increased by the excess of any retained net capital gains deemed distributed to the stockholder (as discussed above), reduced by the amount of any returns of capital and taxes paid on any such retained net capital gains. In general, capital gains recognized by individual stockholders upon the sale or disposition of our stock will be subject to a maximum U.S. federal income tax rate of 20% if the stock is held for more than 12 months, and will be taxed at ordinary income rates if the stock is held for 12 months or less. Gains recognized by stockholders that are corporations are subject to U.S. federal income tax at a maximum rate of 35%, whether or not classified as long-term capital gains. Capital losses recognized by a stockholder upon the disposition of our stock held for more than one year at the time of disposition will be considered long-term capital losses, and are generally available only to offset capital gain income of the stockholder (but not ordinary income, except in the case of individuals, who may offset up to $3,000 of ordinary income each year). In addition, any loss upon a sale or exchange of our stock by a stockholder who has held the stock for six months or less, after applying holding period rules, will be treated as a long-term capital loss to the extent of distributions received from us that are required to be treated by the stockholder as long-term capital gain.

If an investor recognizes a loss upon a subsequent sale or other disposition of our stock in an amount that exceeds a prescribed threshold, it is possible that the provisions of Treasury regulations involving “reportable transactions” could apply, with a resulting requirement to separately disclose the loss generating transaction to the IRS. While these regulations are directed towards “tax shelters,” they are written broadly and apply to transactions that would not typically be considered tax shelters. In addition, significant penalties are imposed by the Code for failure to comply with these requirements.

You should consult your tax advisor concerning any possible disclosure obligation with respect to the receipt or disposition of our stock, or transactions that might be undertaken directly or indirectly by us. Moreover, you should be aware that we and other participants in the transactions involving us (including their advisors) might be subject to disclosure or other requirements pursuant to these regulations.

Passive Activity Losses and Investment Interest Limitations. Distributions made by us and gain arising from the sale or exchange by a U.S. stockholder of our stock will not be treated as passive activity income. As a result, stockholders will not be able to apply any “passive losses” against income or gain relating to our stock. Distributions made by us, to the extent they do not constitute return of capital, generally will be treated as investment income for purposes of computing the investment interest limitation.

Tax on Net Investment Income. A U.S. person that is an individual or estate, or a trust that does not fall into a special class of trusts exempt from such tax, will generally be subject to a 3.8% tax on the lesser of (i) the U.S. person’s “net investment income” for a taxable year or (ii) the excess of the U.S. person’s modified adjusted gross income for such taxable year over $200,000 ($250,000 in the case of joint filers). For these purposes, “net investment income” will generally include interest, dividends, annuities, royalties, rents, net gain attributable to the disposition of property not held in a trade or business, and certain other income, but will be reduced by any deductions properly allocable to such income or net gain.

Taxation of Taxable Non-U.S. Stockholders

The following is a summary of certain U.S. federal income and estate tax consequences of the ownership and disposition of our stock applicable to taxable non-U.S. stockholders. A “non-U.S. stockholder” is any holder of our common stock other than a U.S. stockholder.

The following discussion is based on current law and is for general information only. It addresses only selected, and not all, aspects of U.S. federal income and estate taxation. This discussion does not address non-U.S. stockholders who hold our stock through a partnership or other pass-through entity. Non-U.S. stockholders are urged to consult their tax advisors regarding the federal, state, local and non-U.S. tax consequences of owning our stock.

Ordinary Dividends. The portion of dividends received by non-U.S. stockholders payable out of our earnings and profits that are not attributable to our capital gains and which are not effectively connected with a U.S. trade or business of the non-U.S. stockholder will generally be subject to U.S. withholding tax at the rate of 30%, subject to reduction or elimination by an applicable income tax treaty.

In general, non-U.S. stockholders will not be considered to be engaged in a U.S. trade or business solely as a result of their ownership of our stock. In cases where the dividend income from a non-U.S. stockholder’s investment in our stock is, or is treated as, effectively connected with the non-U.S. stockholder’s conduct of a U.S. trade or business, (1) the non-U.S. stockholder generally will be subject to U.S. tax with respect to such dividends at graduated rates in the same manner as U.S. stockholders, (2) such income must generally be reported on a U.S. income tax return filed by or on behalf of the non-U.S. stockholder, and (3) the income may also be subject to a branch profits tax at 30% (or a lower treaty rate) in the case of a non-U.S. stockholder that is a corporation.

If our stock does not constitute a “U.S. real property interest,” or USRPI, as described below under “—Dispositions of Our Stock,” the portion of dividends received by non-U.S. stockholders in excess of our earnings and profits will generally not be subject to U.S. income tax. However, if it cannot be determined at the time at which a distribution is made whether or not the distribution will exceed current and accumulated earnings and profits, the distribution will be subject to U.S. withholding tax at the rate of 30%, subject to reduction or elimination by an applicable income tax treaty. In such event, the non-U.S. stockholder may seek a refund from the IRS of any amounts withheld on any portion of a distribution that was subsequently determined to be, in fact, in excess of our earnings and profits.

If our stock constitutes a USRPI, distributions by us to a non-U.S. stockholder in excess of the sum of the stockholder’s (i) share of our earnings and profits and (ii) basis in our stock will be treated as gain from the sale or exchange of such stock and will be taxed at the rate, including any applicable capital gains rates, that would apply to a U.S. stockholder of the same type (for example, an individual or a corporation, as the case may be). The collection of this tax will be enforced by a creditable withholding tax imposed at a rate of 10% of the amount by which the distribution exceeds the non-U.S. stockholder’s share of our earnings and profits.

Capital Gain Dividends. Under the Foreign Investment in Real Property Tax Act of 1980, as amended, or FIRPTA, a distribution made by us to a non-U.S. stockholder, to the extent that it is attributable to gains from dispositions of USRPIs held by us directly, by lower-tier REITs, or through pass-through subsidiaries (“USRPI capital gains”), will, except as discussed below, be considered effectively connected with a U.S. trade or business of the non-U.S. stockholder and will be subject to U.S. income tax at the rates applicable to U.S. individuals or corporations, without regard to whether the distribution is designated as a capital gain dividend. In addition, we will be required to withhold tax on the amount of a distribution at a rate currently equal to 35% to the extent the distribution is attributable to USRPI capital gains. Distributions subject to FIRPTA may also be subject to a branch profits tax at 30% (or a lower treaty rate) in the hands of a non-U.S. stockholder that is a corporation. A distribution is not a USRPI capital gain if we held the underlying USRPI asset solely as a creditor. Capital gain dividends received by a non-U.S. stockholder from a REIT attributable to dispositions by that REIT of assets other than USRPIs are generally not subject to U.S. income or withholding tax.

A capital gain dividend by us that would otherwise have been treated as a USRPI capital gain will not be so treated or be subject to FIRPTA, will generally not be treated as income that is effectively connected with a U.S. trade or business, and will instead be treated the same as an ordinary dividend from us (see “—Taxation of Taxable Non-U.S. Stockholders—Ordinary Dividends”), provided that (1) the capital gain dividend is received with respect to a class of stock that is regularly traded on an established securities market located in the United States, and (2) the recipient non-U.S. stockholder does not own more than 5% of that class of stock at any time during the one-year period ending on the date on which the capital gain dividend is received. Our stock is currently regularly traded on an established securities market.

Dispositions of Our Stock. Unless our stock constitutes a USRPI, a sale of our stock by a non-U.S. stockholder generally will not be subject to U.S. taxation under FIRPTA. In general, stock of a domestic corporation that constitutes a “U.S. real property holding corporation,” or USRPHC, will constitute a USRPI. We expect that we will be a USRPHC. Our stock nonetheless will not constitute a USRPI if we are a “domestically controlled qualified investment entity.” A domestically controlled qualified investment entity includes a REIT in which, at all times during a specified testing period, less than 50% in value of its shares is held directly or indirectly by non-U.S. persons. We believe that we are currently a domestically controlled qualified investment entity and, therefore, the sale of our stock by a non-U.S. stockholder should not be subject to taxation under FIRPTA. Because our stock is currently publicly-traded, however, no assurance can be given that we will continue to be a domestically controlled qualified investment entity.

In the event that we do not constitute a domestically controlled qualified investment entity, a non-U.S. stockholder’s sale or other disposition of our stock nonetheless will generally not be subject to tax under FIRPTA as a sale of a USRPI, provided that (1) the stock owned is of a class that is “regularly traded,” as defined by applicable Treasury regulations, on an established securities market, and (2) the selling non-U.S. stockholder held 5% or less of our outstanding stock of that class at all times during a specified testing period. As noted above, we believe that our stock will be treated as regularly traded on an established securities market.

If gain on the sale of our stock were subject to taxation under FIRPTA, the non-U.S. stockholder would be subject to the same treatment as a U.S. stockholder with respect to such gain, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of non-resident alien individuals, and the purchaser of the stock could be required to withhold 10% of the purchase price and remit such amount to the IRS. In addition, even if we are a domestically controlled qualified investment entity, upon disposition of our stock (subject to the 5% exception applicable to “regularly traded” stock described above), a non-U.S. stockholder may be treated as having gain from the sale or exchange of a USRPI if the non-U.S. stockholder (1) disposes of our common stock within a 30-day period preceding the ex-dividend date of a distribution, any portion of which, but for the disposition, would have been treated as gain from the sale or exchange of a USRPI and (2) acquires, or enters into a contract or option to acquire, other shares of our common stock within 30 days after such ex-dividend date.

Gain from the sale of our stock that would not otherwise be subject to FIRPTA will nonetheless be taxable in the United States to a non-U.S. stockholder in two cases: (1) if the non-U.S. stockholder’s investment in our stock is effectively connected with a U.S. trade or business conducted by such non-U.S. stockholder, the non-U.S. stockholder will be subject to the same treatment as a U.S. stockholder with respect to such gain, or (2) if the non-U.S. stockholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States, the nonresident alien individual will be subject to a 30% tax on the individual’s capital gain, subject to reduction or elimination by an applicable income tax treaty.

HIRE Act. Legislation enacted in 2010 will generally impose a 30% withholding tax on U.S. source payments, such as dividends on our shares, and the gross proceeds from the disposition of such shares paid to (1) a foreign financial institution (as such term is defined in Section 1471(d)(4) of the Code) unless that foreign financial institution enters into an agreement with the U.S. Treasury Department to collect and disclose information regarding U.S. account holders of that foreign financial institution (including certain account holders that are non-U.S. entities that have U.S. owners) and satisfies other requirements, and (2) specified other non-financial foreign entities unless such an entity either provides the payor with a certification identifying the direct and indirect U.S. owners of the entity and complies with other requirements (although, under regulations described below, the non-financial foreign entity may be exempt from such withholding even if it does not provide such certification or comply with such other requirements). An intergovernmental agreement between the United States and an applicable non-U.S. country may modify such requirements. The IRS and the U.S. Treasury Department have released regulations and other guidance that provide for the phased implementation of the tax, pursuant to which the tax will apply to dividends paid with respect to our stock after June 30, 2014, and proceeds from the sale, exchange or other taxable disposition of shares of our stock occurring after December 31, 2016. You are encouraged to consult with your own tax advisor regarding the possible implications of this legislation on your investment in our shares.

Estate Tax. Aviv REIT stock owned or treated as owned by an individual who is not a citizen or resident (as specially defined for U.S. federal estate tax purposes) of the United States at the time of death will be includable in the individual’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise, and may therefore be subject to U.S. federal estate tax.

Taxation of Tax-Exempt Stockholders

Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, are generally exempt from U.S. federal income taxation. However, they are subject to taxation on their “unrealized business taxable income” (as such term is defined in the Code), or UBTI. Distributions from us and income from the sale of our stock should not give rise to UBTI to a tax-exempt stockholder, provided that (1) a tax-exempt stockholder has not held our stock as “debt financed property” within the meaning of the Code (i.e., where the acquisition or holding of the property is financed through a borrowing by the tax-exempt stockholder), and (2) our stock is not otherwise used in an unrelated trade or business.

Tax-exempt stockholders that are social clubs, voluntary employees’ beneficiary associations, supplemental unemployment compensation benefit trusts, and qualified group legal services plans exempt from U.S. federal income taxation under sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Code, respectively, are subject to different UBTI rules, which generally will require them to characterize distributions from us as UBTI.

In certain circumstances, a pension trust that owns more than 10% of our stock could be required to treat a percentage of the dividends from us as UBTI, if we are a “pension-held REIT.” We will not be a pension-held REIT unless either (1) one pension trust owns more than 25% of the value of our stock, or (2) a group of pension trusts, each individually holding more than 10% of the value of our stock, collectively owns more than 50% of such stock. Certain restrictions on ownership and transfer of our stock should generally prevent a tax-exempt entity from owning more than 10% of the value of our stock, or our becoming a pension-held REIT.

Tax-exempt stockholders are urged to consult their tax advisors regarding the federal, state, local and non-U.S. tax consequences of owning our stock.

Other Tax Considerations

Legislative or Other Actions Affecting REITs

The rules dealing with U.S. federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department. No assurance can be given as to whether, or in what form, any proposals affecting REITs or their stockholders will be enacted. Changes to the federal tax laws and interpretations thereof could materially adversely affect an investment in our stock.

State, Local and Non-U.S. Taxes

We and our subsidiaries and stockholders may be subject to state, local or non U.S. taxation in various jurisdictions, including those in which we or they transact business, own property or reside. We own properties located in a number of jurisdictions, and may be required to file tax returns in some or all of those jurisdictions. The state, local or non-U.S. tax treatment of us and our stockholders may not conform to the U.S. federal income tax treatment discussed above. Prospective investors should consult their tax advisors regarding the application and effect of state, local and non-U.S. income and other tax laws on an investment in our stock.

Backup Withholding Tax and Information Reporting

U.S. Stockholders. We report to our U.S. stockholders and the IRS the amount of distributions paid during each calendar year, and the amount of any tax withheld. Under the backup withholding rules, a stockholder may be subject to backup withholding with respect to distributions paid unless the holder is a corporation or comes within other exempt categories and, when required, demonstrates this fact or provides a taxpayer identification number or social security number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A U.S. stockholder that does not provide us with the correct taxpayer identification number or social security number may also be subject to penalties imposed by the IRS. Backup withholding is not an additional tax. Any amount paid as backup withholding will be creditable against the stock holder’s U.S. federal income tax liability, provided that the required information is timely filed with the IRS.

We will be required to furnish annually to the IRS and to holders of our common shares information relating to the amount of dividends paid on our common shares, and that information reporting may also apply to payments of proceeds from the sale of our common shares. Some holders, including corporations, financial institutions and certain tax-exempt organizations, are generally not subject to information reporting.

Non-U.S. Stockholders. The proceeds of a disposition of our stock by a non-U.S. stockholder to or through a non-U.S. office of a broker generally will not be subject to information reporting or backup withholding. However, if the broker is a U.S. person, a controlled foreign corporation for U.S. federal income tax purposes, a non-U.S. person 50% or more of whose gross income from all sources for specified periods is from activities that are effectively connected with a U.S. trade or business, a non-U.S. partnership if partners who hold more than 50% of the interest in the partnership are U.S. persons, or a non-U.S. partnership that is engaged in the conduct of a U.S. trade or business, then information reporting generally will apply as though the payment was made through a U.S. office of a U.S. or non-U.S. broker. Generally, backup withholding does not apply in such a case.

Generally, non-U.S. stockholders will satisfy the information reporting requirement by providing a proper IRS withholding certificate (such as IRS Form W-8BEN). In the absence of a proper withholding certificate, applicable Treasury regulations provide presumptions regarding the status of holders of our common shares when payments to the holders cannot be reliably associated with appropriate documentation provided to the payor. Because the application of these Treasury regulations varies depending on the holder’s particular circumstances, you are advised to consult your tax advisor regarding the information reporting requirements applicable to you.

SELLING STOCKHOLDERS

The “selling stockholders” are the people or entities who may sell shares of our common stock registered pursuant to the registration statement of which this prospectus forms a part. Such selling stockholders may receive shares of our common stock upon exchange of OP Units. The following table provides the names of the selling stockholders, the number of shares of our common stock currently held by such selling stockholders prior to any exchange by them of OP Units, the maximum number of shares of our common stock currently issuable to such selling stockholders in such exchange and the aggregate number of shares of our common stock that will be owned by such selling stockholders after the exchange assuming all of the offered shares are sold. The selling stockholders are not required to tender their OP Units for redemption, nor are we required to issue shares of common stock (in lieu of our operating partnership redeeming the OP Units for cash) to any selling stockholder who elects to tender OP Units for redemption. To the extent we do issue shares of common stock upon redemption, since the selling stockholders may sell all, some or none of their shares, we cannot estimate the aggregate number of shares that the selling stockholders will offer pursuant to this prospectus or that the selling stockholders will own upon completion of the offering to which this prospectus relates. The following table does not take into effect any restrictions on ownership or transfer as described in “Description of Capital Stock—Restrictions on Ownership and Transfer of Stock.”

Each of the selling stockholders listed below is an affiliate of Zev Karkomi, one of our co-founders. Information about additional selling stockholders may be set forth in a prospectus supplement, in a post-effective amendment or in filings that we make with the SEC under the Exchange Act, which are incorporated by reference in this prospectus.

The selling stockholders named below and their permitted transferees, pledgees, orderees or other successors may from time to time offer the shares of our common stock offered by this prospectus:

Name of Selling Stockholder (1)	Shares Owned Prior to the Exchange	OP Units Owned Prior to the Exchange	Maximum Number of Shares Issuable in the Exchange	Shares Owned Following Exchange (2)(4) Number %		Maximum Number of Shares Offered for Resale	Shares Owned After Resale (3)(4) Number %
ZK Gift Trust for Susan U/A/D 12/9/91 (5)	—	1,151,792	1,151,792	1,151,792	3.0%	1,151,792	—	—%
ZK Gift Trust for Vicki U/A/D 12/9/91 (5)	—	1,096,515	1,096,515	1,096,515	2.8%	1,096,515	—	—%
SK 2011-C Annuity Trust U/A/D 4/1/2011 (5)(6)	—	847,866	847,866	847,866	2.2%	847,866	—	—%
ZK Gift Trust for Ari U/A/D 8/31/06 (5)(6)	—	647,038	647,038	647,038	1.7%	647,038	—	—%
Progressive Health Care Group Inc.	—	559,280	559,280	559,280	1.5%	559,280	—	—%
SK 2011-A Annuity Trust U/A/D 4/1/2011 (5)(6)	—	523,499	523,499	523,499	1.4%	523,499	—	—%
Zevco Enterprises Inc. (5)	—	149,963	149,963	149,963	*	149,963	—	—%
Ari Ryan Trust U/A/D 8/1/87 (5)	—	117,121	117,121	117,121	*	117,121	—	—%
Susan L. Karkomi Revocable Trust U/A/D 8/13/98	—	69,335	69,335	69,335	*	69,335	—	—%
Yuba Nursing Homes Inc. (5)(6)	—	62,487	62,487	62,487	*	62,487	—	—%
Columbus Leasehold, Inc. (5)	—	44,014	44,014	44,014	*	44,014	—	—%
Manh Inc. (5)	—	42,369	42,369	42,369	*	42,369	—	—%
Highland Leasehold Inc. (5)(6)	—	35,431	35,431	35,431	*	35,431	—	—%
Estate of Vicki Karkomi (5)	—	32,505	32,505	32,505	*	32,505	—	—%
Shifra Karkomi	—	23,379	23,379	23,379	*	23,379	—	—%
Ari Ryan (5)	—	20,236	20,236	20,236	*	20,236	—	—%
Susan Karkomi	—	14,406	14,406	14,406	*	14,406	—	—%
Oakland Nursing Homes Inc. (5)	—	7,360	7,360	7,360	*	7,360	—	—%
Vicki Karkomi Revocable Living Trust U/A/D 11/1/95 (5)	—	4,265	4,265	4,265	*	4,265	—	—%
Giltex Corporation (5)	—	1,004	1,004	1,004	*	1,004	—	—%
Bellingham II Corporation (5)	—	657	657	657	*	657	—	—%
Clarkston Care Corp. (5)	—	54	54	54	*	54	—	—%

			5,450,576			5,450,576

*	Represents less than 1.0%.
(1)

We conduct our business through a traditional umbrella partnership REIT in which our properties are owned by our operating partnership, Aviv Healthcare Properties Limited Partnership, or direct and indirect subsidiaries of our operating partnership. We are the sole general partner of our operating partnership and we and the limited partners of our operating partnership own all of the limited partnership units of our operating partnership, which we refer to as “OP Units.” The selling stockholders listed above hold OP Units in our operating partnership received in exchange for limited partnership units of our predecessor partnership that were initially issued in private placements in connection with our formation transactions. Selling stockholders that are entities may distribute shares of common stock prior to sale under this prospectus. The selling stockholders may also include persons who are donees, pledgees, successors-in-interest or permitted transferees of the listed selling stockholders.
(2)	Assumes that we exchange the OP Units of the selling stockholders for shares of our common stock. In computing the percentage ownership of a selling stockholder, we have assumed that the OP Units held by that selling stockholder have been exchanged for shares of common stock and that those shares are outstanding but that no OP Units held by other persons are exchanged for shares of common stock.
(3)	Assumes that the selling stockholders sell all of their shares of our common stock offered pursuant to this prospectus. In computing the percentage ownership of a selling stockholder, we have assumed that the OP Units held by that selling stockholder have been exchanged for shares of common stock and that those shares are outstanding but no OP Units held by other persons are exchanged for shares of common stock. This percentage is calculated assuming that each selling stockholder sells all of the shares offered by this prospectus. It is difficult to estimate with any degree of certainty the amount and percentage of shares of common stock that would be held by each selling stockholder after completion of the offering. First, we have the option to satisfy OP Unit redemption requests by paying the cash value of the units rather than issuing shares of our common stock. The number of shares offered hereby assumes we elect to satisfy all redemption requests by issuing shares. Second, assuming a selling stockholder receives shares of common stock upon redemption of such holder’s OP Units, such holder may offer all, some or none of such shares.
(4)	Based on a total of 37,602,768 shares of our common stock outstanding as of December 2, 2013.
(5)	Ari Ryan is the selling stockholder, or a trustee, co-trustee, beneficiary, president, business advisor, stockholder or executor of the selling stockholder, as applicable. Mr. Ryan served as a member of the board of directors of Aviv REIT from September 2010 through March 2013. Mr. Ryan disclaims beneficial ownership of the securities held by each such selling stockholder that is a trust, corporation or estate, except to the extent of his pecuniary interest therein.
(6)	Leticia Chavez is a co-trustee or stockholder of the selling stockholder, as applicable. Ms. Chavez serves as our Executive Vice President, Administration. Ms. Chavez disclaims beneficial ownership of the securities held by each such selling stockholder, except to the extent of her pecuniary interest therein.

PLAN OF DISTRIBUTION

We or the selling stockholders may sell the securities under this prospectus in one or more of the following ways (or in any combination) from time to time:

•	to or through one or more underwriters or dealers;

•	in short or long transactions;

•	directly to investors;

•	in block trades;

•	through agents;

•	through a combination of these methods; or

•	any other method permitted by applicable law.

If underwriters or dealers are used in the sale, the securities may be acquired by the underwriters or dealers for their own account and may be resold from time to time in one or more transactions.

The securities may be sold by us or the selling stockholders or the underwriters or dealers:

•	in privately negotiated transactions;

•	in one or more transactions at a fixed price or prices, which may be changed from time to time;

•	in “at-the-market offerings,” within the meaning of Rule 415(a)(4) of the Securities Act, to or through a market maker or into an existing trading market, on an exchange or otherwise;

•	at prices related to those prevailing market prices; or

•	at negotiated prices.

As applicable, we, the selling stockholders and the underwriters, dealers or agents, reserve the right to accept or reject all or part of any proposed purchase of the securities. To the extent required, we will set forth in a prospectus supplement the terms and offering of securities by us or the selling stockholders, including:

•	the names of any underwriters, dealers or agents;

•	any agency fees or underwriting discounts or commissions and other items constituting agents’ or underwriters’ compensation;

•	any discounts or concessions allowed or reallowed or paid to dealers;

•	details regarding over-allotment options under which underwriters may purchase additional securities, if any;

•	the purchase price of the securities being offered and the proceeds we or any selling stockholders will receive from the sale;

•	the public offering price; and

•	the securities exchanges on which such securities may be listed, if any.

We or the selling stockholders may enter into derivative transactions with third parties or sell securities not covered by this prospectus to third parties in privately negotiated transactions from time to time. In connection with those derivative transactions, such third parties (or affiliates of such third parties) may sell securities covered by this prospectus (and, to the extent required, the applicable prospectus supplement), including in short sale transactions. If so, such third parties (or affiliates of such third parties) may use securities pledged by us or the selling stockholders or borrowed from us, the selling stockholders or others to settle those sales or to close out any related open borrowings of securities, and may use securities received from us or the selling stockholders in settlement of those derivative transactions to close out any related open borrowings of securities. The third parties (or affiliates of such third parties) in such sale transactions by us or the selling stockholders may be underwriters and, to the extent required, will be identified in an applicable prospectus supplement (or a post-effective amendment). We may also sell securities under this prospectus upon the exercise of rights that may be issued to our securityholders.

In connection with sales of the shares of common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. The selling stockholders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions, and to return borrowed shares in connection with such short sales, provided, that the short sales are made after the registration statement is declared effective. The selling stockholders may also loan or pledge shares of common stock to broker-dealers in connection with bona fide margin accounts secured by the shares of common stock, which shares broker-dealers could in turn sell if the selling stockholders default in the performance of their respective secured obligations.

The selling stockholders may pledge or grant a security interest in some or all of the shares of common stock owned by them and, if any of them defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

We or the selling stockholders may loan or pledge securities to a financial institution or other third party that in turn may sell the securities using this prospectus and, to the extent required, an applicable prospectus supplement. Such financial institution or third party may transfer its economic short position to investors in our securities or in connection with a simultaneous offering of other securities offered by this prospectus.

Any shares covered by this prospectus that qualify for sale pursuant to Rule 144 of the Securities Act may be sold under Rule 144, rather than pursuant to this prospectus.

Underwriters, Agents and Dealers. If underwriters are used in the sale of our securities, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions described above. The securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by underwriters. Generally, the underwriters’ obligations to purchase the securities will be subject to conditions precedent and the underwriters will be obligated to purchase all of the securities if they purchase any of the securities. We may use underwriters with which we have a material relationship and will describe in the prospectus supplement, naming the underwriter, the nature of any such relationship.

We or the selling stockholders may sell the securities through agents from time to time. When we or the selling stockholders sell securities through agents, the prospectus supplement will, to the extent required, name any agent involved in the offer or sale of securities and any commissions paid to them. Generally, any agent will be acting on a best efforts basis for the period of its appointment.

We or the selling stockholders may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase our securities from us or the selling stockholders at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions paid for solicitation of these contracts.

Underwriters, dealers and agents may contract for or otherwise be entitled to indemnification by us or the selling stockholders against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments made by the underwriters, dealers or agents, under agreements between us or the selling stockholders, on one hand, and the underwriters, dealers and agents, on the other hand.

We or the selling stockholders may grant underwriters who participate in the distribution of our securities an option to purchase additional securities to cover over-allotments, if any, in connection with the distribution.

Underwriters, dealers or agents may receive compensation in the form of discounts, concessions or commissions from us, the selling stockholders or our purchasers, as their agents in connection with the sale of our securities. These underwriters, dealers or agents may be considered to be underwriters under the Securities Act. As a result, discounts, commissions or profits on resale received by the underwriters, dealers or agents may be treated as underwriting discounts and commissions. To the extent required, the prospectus supplement for any securities offered by us or the selling stockholders will identify any such underwriter, dealer or agent and describe any compensation received by them from us or the selling stockholders. Any public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

Underwriters, broker-dealers or agents who may become involved in the sale of our securities may engage in transactions with and perform other services for us for which they receive compensation. In compliance with the guidelines of the Financial Industry Regulatory Authority, or FINRA, the maximum commission or discount to be received by any FINRA member or independent broker-dealer will not exceed 8% of the proceeds from any offering of the shares of our common stock pursuant to this prospectus and any applicable prospectus supplement.

Stabilization Activities. In connection with an offering through underwriters, an underwriter may, to the extent permitted by applicable rules and regulations, purchase and sell securities in the open market. These transactions, to the extent permitted by applicable rules and regulations, may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of securities than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional securities from us in the offering, if any. If the underwriters have an over-allotment option to purchase additional securities from us or the selling stockholders, the underwriters may consider, among other things, the price of securities available for purchase in the open market as compared to the price at which they may purchase securities through the over-allotment option. “Naked” short sales, which may be prohibited or restricted by applicable rules and regulations, are any sales in excess of such option or where the underwriters do not have an over-allotment option. The underwriters must close out any naked short position by purchasing securities in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the securities in the open market after pricing that could adversely affect investors who purchase in the offering.

Accordingly, to cover these short sales positions or to otherwise stabilize or maintain the price of the securities, the underwriters may bid for or purchase securities in the open market and may impose penalty bids. If penalty bids are imposed, selling concessions allowed to syndicate members or other broker-dealers participating in the offering are reclaimed if securities previously distributed in the offering are repurchased, whether in connection with stabilization transactions or otherwise. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. The imposition of a penalty bid may also affect the price of the securities to the extent that it discourages resale of the securities. The magnitude or effect of any stabilization or other transactions is uncertain.

Direct Sales. We or the selling stockholders may also sell securities directly to one or more purchasers without using underwriters or agents. In this case, no agents, underwriters or dealers would be involved. We may sell securities upon the exercise of rights that we may issue to our securityholders. We or the selling stockholders may also sell securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities.

At-the-Market Offerings. To the extent that we or the selling stockholders make sales through one or more underwriters or agents in at-the-market offerings, we or the selling stockholders may do so pursuant to the terms of a sales agency financing agreement or other at-the-market offering arrangement between us or the selling stockholders, on the one hand, and the underwriters or agents, on the other. If we or the selling stockholders engage in at-the-market sales pursuant to any such agreement, we or the selling stockholders will issue and sell, or re-sell, as the case may be, our securities through one or more underwriters or agents, which may act on an agency basis or on a principal basis. During the term of any such agreement, we or the selling stockholders may sell securities on a daily basis in exchange transactions or otherwise as we or they agree with the underwriters or agents. The agreement will provide that any securities sold will be sold at prices related to the then prevailing market prices for our securities. Therefore, exact figures regarding proceeds that will be raised or commissions to be paid cannot be determined at this time. Pursuant to the terms of the agreement, we or the selling stockholders may agree to sell, and the relevant underwriters or agents may agree to solicit offers to purchase, blocks of our common stock or other securities. The terms of each such agreement will be set forth in more detail in a prospectus supplement to this prospectus.

Trading Market and Listing of Securities. Any common stock sold or resold pursuant to a prospectus supplement will be listed on the NYSE. The securities other than common stock may or may not be listed on a national securities exchange. It is possible that one or more underwriters may make a market in a class or series of securities, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for any of the securities.

LEGAL MATTERS

Certain legal matters relating to the validity of the securities offered hereby and certain U.S. federal income tax matters will be passed upon by Sidley Austin LLP, Chicago, Illinois. Certain legal matters relating to Maryland law will be passed upon by Venable LLP. Certain legal matters relating to New Mexico law will be passed upon by Jones & Smith Law Firm, LLC.

EXPERTS

The consolidated financial statements and schedules of Aviv REIT, Inc. and Subsidiaries and Aviv Healthcare Properties Limited Partnership and Subsidiaries as of December 31, 2012 and 2011 and for each of the three years in the period ended December 31, 2012 incorporated by reference in this prospectus have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon appearing in our Current Report on Form 8-K dated October  31, 2013.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” certain information into this prospectus from certain documents that we file with the SEC. By incorporating by reference, we are disclosing important information to you by referring you to documents we file separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for information incorporated by reference that is modified or superseded by information contained in this prospectus or in any other subsequently filed document that also is incorporated by reference herein. These documents contain important information about us, our business and our finances. The following documents previously filed with the SEC are incorporated by reference into this prospectus except for any document or portion thereof deemed to be “furnished” and not filed in accordance with SEC rules:

•	our Annual Report on Form 10-K for the year ended December 31, 2012, filed with the SEC on February 26, 2013;

•	our Quarterly Reports on Form 10-Q for the quarter ended March 31, 2013, filed with the SEC on May 8, 2013, for the quarter ended June 30, 2013, filed with the SEC on August 8, 2013 and for the quarter ended September 30, 2013, filed with the SEC on November 7, 2013;

•	our Current Reports on Form 8-K filed with the SEC on March 29, 2013, April 22, 2013, July 15, 2013, October 10, 2013 (Item 8.01 only), October 16, 2013, October 31, 2013 and November 12, 2013; and our Current Report on Form 8-K/A filed with the SEC on December 12, 2013 and

•	the description of our common stock in our registration statement on Form 8-A filed with the SEC on March 18, 2013, including any amendments and reports filed for the purpose of updating such description.

We also incorporate by reference all documents we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of the initial filing of the registration statement relating to this prospectus and prior to the termination of the offering of any securities covered by this prospectus and the accompanying prospectus supplement, except for any document or portion thereof deemed to be “furnished” and not filed in accordance with SEC rules.

The information relating to us contained in this prospectus does not purport to be comprehensive and should be read together with the information contained in the documents incorporated or deemed to be incorporated by reference into this prospectus.

If you request, either orally or in writing, we will provide you with a copy of any or all documents that are incorporated by reference herein. Such documents will be provided to you free of charge, but will not contain any exhibits, unless those exhibits are incorporated by reference into the document. Requests can be made by writing to Aviv REIT, Inc., 303 W. Madison St., Suite 2400, Chicago, Illinois 60606, Attn: Investor Relations, by telephone request to (312) 855-0930 or by email request to info@avivreit.com. The documents may also be accessed on our website at www.avivreit.com. Information contained on our website is not incorporated by reference into this prospectus and you should not consider information contained on our website to be part of this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports and other information with the SEC. You may read and copy any document that we file with the SEC, including the registration statement and the exhibits to the registration statement, at the SEC’s Public Reference Room located at 100 F Street, N.E., Room 1580, Washington D.C. 20549. You may obtain further information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public at the SEC’s website at www.sec.gov. These documents may also be accessed on our website at www.avivreit.com. We are not incorporating by reference into this prospectus the information on our website, and you should not consider it to be a part of this prospectus. Information may also be obtained from us at Aviv REIT, Inc., 303 West Madison Street, Chicago, Illinois, 60606, Attention: Investor Relations, telephone (312) 855-0930.

We have filed with the SEC a registration statement on Form S-3, including exhibits and schedules filed with the registration statement, under the Securities Act with respect to the securities being registered hereby. This prospectus, which forms a part of the registration statement, does not contain all of the information set forth in the registration statement. For further information with respect to us and the securities, reference is made to the registration statement, including the exhibits thereto and the documents incorporated by reference therein. Statements contained in this prospectus as to the contents of any contract or other document referred to in this prospectus are not necessarily complete and, where that contract or other document is an exhibit to the registration statement, we refer you to the full text of the contract or other document filed as an exhibit to the registration statement.

We have not authorized anyone to give you any information or to make any representations about us or the transactions we discuss in this prospectus other than those contained in this prospectus. If you are given any information or representations about these matters that is not discussed in this prospectus, you must not rely on that information.